i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts and Elected Commitments
Annex II	Existing Letters of Credit
Annex III	Terms of Subordination Agreement

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Security Instruments as of the Effective Date
Exhibit E-2	Form of Guaranty Agreement
Exhibit E-3	Form of Security Agreement
Exhibit E-4	Form of Non-Recourse Pledge Agreement
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit G-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit H	Form of Elected Commitment Increase Certificate
Exhibit I	Form of Additional Lender Certificate
Exhibit J	Form of Intercompany Note

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Loan Parties and Subsidiaries
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 9.05	Investments

v

Exhibit 10.1

Execution Version

CUSIP (Deal): 03211HAA9

CUSIP (Facility): 03211HAB7

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 4, 2017

among

Amplify Energy Operating LLC,

as Borrower,

Amplify Acquisitionco Inc.,

as Parent,

Wells Fargo Bank, National Association,

as Administrative Agent,

and

The Lenders Party Hereto

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 4, 2017, is among: Amplify Energy Operating LLC (formerly known as Memorial Production Operating LLC), a limited liability company duly formed and existing under the laws of the State of Delaware (the “Prepetition RBL Borrower”, and in its capacity as the borrower hereunder, the “Borrower”), Amplify Acquisitionco Inc., a corporation duly formed and existing under the laws of the State of Delaware (the “Parent”); each of the Lenders from time to time party hereto; and Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A.    On January 16, 2017, Memorial Production Partners LP (“Memorial”) and certain of its Subsidiaries, including the Prepetition RBL Borrower (Memorial and such Subsidiaries in such capacity, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) commencing their respective cases (the “Bankruptcy Proceedings”) under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

B.    The Debtors have filed a Joint Plan of Reorganization of Memorial Production Partners LP, et al., under Chapter 11 of the Bankruptcy Code (together with all exhibits and schedules thereto, the “Plan of Reorganization”) with the Bankruptcy Court, pursuant to which, among other things, Memorial will transfer all of its equity interests in the Prepetition RBL Borrower to the Parent, and the Prepetition RBL Borrower will emerge from the Bankruptcy Proceedings. The Plan of Reorganization was confirmed by the Bankruptcy Court on April 14, 2017.

C.    The Prepetition RBL Borrower, Memorial and certain of its Subsidiaries, Wells Fargo, as administrative agent, and the lenders from time to time party thereto (the “Prepetition RBL Lenders”) are parties to that certain Credit Agreement, dated as of December 14, 2011 (the “Prepetition RBL Credit Agreement”), and certain other documents executed and delivered in connection therewith, in each case, as amended, restated, supplemented or otherwise modified prior to the commencement of the Bankruptcy Proceedings.

D.    Pursuant to the Plan of Reorganization, the Prepetition RBL Lenders have agreed to continue their loans under the Prepetition RBL Credit Agreement, and provide certain extensions of credit and commitments to the Borrower subject to the terms and conditions of this Agreement.

E.    NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction of each condition precedent contained in Section 6.01 hereof, the parties hereto agree that the Prepetition RBL Credit Agreement is hereby amended, renewed, extended and restated in its entirety on (and subject to) the terms and conditions set forth herein. The parties hereto further agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning given to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning given to such term in Section 2.06(c)(ii)(G).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing or ABR Borrowing for any Interest Period, the greater of (a) 0.0% and (b) an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the first paragraph hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Affiliated” shall have the correlative meaning thereto.

“Agency Fee Letter” means that certain fee letter agreement dated as of May 4, 2017 among Wells Fargo and the Borrower, as the same may from time to time be amended, modified, supplemented or restated.

“Aggregate Elected Commitment Amounts” at any time shall equal the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06(c). As of the Effective Date, the Aggregate Elected Commitment Amounts are $490,000,000.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annualized Consolidated EBITDAX” means, as of any date of determination in respect of any fiscal quarter ending after the Effective Date and on or prior to March 31, 2018, the sum of (a) Consolidated EBITDAX for the one, two or three fiscal quarter period then ended, as applicable (without giving effect to any amounts added to Consolidated Net Income in the calculation thereof pursuant to clause (k) or clause (l) of the definition thereof) multiplied by the factor set forth in the table below for such period plus (b) any amounts added to Consolidated Net Income in the calculation of Consolidated EBITDAX pursuant to clause (k) or clause (l) of the definition thereof for such one, two or three fiscal quarter period, as applicable:

Period Ending	Factor
September 30, 2017	4
December 31, 2017	2
March 31, 2018	4/3

“Annualized Consolidated Net Interest Expense” means as of any date of determination in respect of any fiscal quarter ending after the Effective Date and on or prior to March 31, 2018, the Consolidated Net Interest Expense for the one, two or three fiscal quarter period then ended, as applicable, multiplied by the factor set forth in the table below for such period:

Period Ending	Factor
September 30, 2017	4
December 31, 2017	2
March 31, 2018	4/3

“Anti-Corruption Laws” means FCPA, the U.K. Bribery Act of 2010 and any laws, rules, regulations or guidelines concerning or relating to anti-bribery or anti-corruption, which in each case are issued, administered or enforced by any Governmental Authority having jurisdiction over any member of the Group, or to which any member of the Group is subject.

“Anti-Money Laundering Laws” means all applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Authority having jurisdiction over any member of the Group, or to which any member of the Group is subject.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Total Commitments Utilization Grid below based upon the Total Commitments Utilization Percentage then in effect:

Total Commitments Utilization Grid
Total Commitments Utilization Percentage	<25%	> 25% < 50%	> 50% < 75%	> 75% < 90%	> 90%
Eurodollar Loans	3.00%	3.25%	3.50%	3.75%	4.00%
ABR Loans	2.00%	2.25%	2.50%	2.75%	3.00%
Commitment Fee Rate	0.50%	0.50%	0.50%	0.50%	0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12 and such failure continues for more than 10 Business Days from the date when such Reserve Report is due, then the “Applicable Margin” means the rate per annum set forth on the grid when the Total Commitments Utilization Percentage is at its highest level until such Reserve Report is delivered.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I; provided that in the case of Section 2.09 when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.09 shall mean the percentage of the Aggregate Maximum Credit Amounts (disregarding any Defaulting Lender’s Maximum Credit Amounts) represented by such Lender’s Maximum Credit Amount.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender or (b) any other Person that has a long term senior unsecured debt rating of BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher at the time the relevant Swap Agreement is entered into (including, for the sake of clarity, any other Person the obligations of which under Swap Agreements with Loan Parties are guaranteed by a credit support provider that has a long term senior unsecured debt rating of BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher at the time such Swap Agreement is entered into).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P. and (c) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(a)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability” means, at any time, (a) the then effective total Commitments minus (b) the total Revolving Credit Exposures.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products” means any of the following bank services: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Parent, the Borrower, or any other Guarantor.

“Bankruptcy Court” has the meaning assigned to such term in the Recitals hereto.

“Bankruptcy Proceedings” has the meaning assigned to such term in the Recitals hereto.

“Benefitting Guarantor” means a Guarantor for which funds or other support are required for such Guarantor to constitute an Eligible Contract Participant.

“Board of Directors” means, with respect to any Person, the board or committee of such Person serving a similar function.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the first paragraph hereof.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c).

“Borrowing Base Deficiency” occurs if, at any time, the total Revolving Credit Exposures exceeds the Borrowing Base then in effect. For the sole purpose of determining whether a Borrowing Base Deficiency exists at a particular time, the amount of Revolving Credit Exposures at such time shall be reduced on a dollar for dollar basis by the amount of cash collateral held at such time by the Administrative Agent on behalf of the Lenders as provided in Section 2.08(j), solely to the extent such cash collateral was deposited pursuant to Section 3.04(c).

“Borrowing Base Value” means, with respect to any Oil and Gas Property of a Loan Party or any Swap Agreement in respect of commodities, the value the Administrative Agent attributed to such asset in connection with the most recent determination of the Borrowing Base (which Borrowing Base was approved by the requisite Lenders in accordance with Section 2.07).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable for the payment of rent thereunder.

“Cash Equivalents” means Investments described in Section 9.05(c), Section 9.05(d), Section 9.05(e) and Section 9.05(f). The “amount” of a Cash Equivalent at any time shall be deemed to be the net amount that the owner of such Cash Equivalent would receive upon the sale or liquidation thereof at such time, as determined in good faith by a Responsible Officer.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or of any other Loan Party.

“Change in Control” means the occurrence of any of the following after the Effective Date:

(a)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than Permitted Holders of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Public Parent;

(b)    the Public Parent shall at any time cease to own 100% of the Equity Interests of the Parent;

(c)     the Parent shall at any time cease to own 100% of the Equity Interests of the Borrower;

(d)     occupation of a majority of the seats (other than vacant seats) on (i) the Board of Directors of the Parent by individuals who were neither (A) nominated, appointed or approved by the Board of Directors of the Parent nor (B) appointed by directors so nominated, appointed or approved or (ii) the Board of Directors of the Public Parent by individuals who were neither (A) nominated, appointed or approved by the Board of Directors of the Public Parent nor (B) appointed by directors so nominated, appointed or approved;

(e)    the Borrower or another Loan Party ceases to own 100% of the Equity Interests of each Guarantor (other than the Parent); or

(f)    a “change in control” (as such term or other similar term is defined in any Permitted Unsecured Debt) shall have occurred.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(a). The amount representing each Lender’s Commitment shall at any time be the least of (i) such Lender’s Maximum Credit Amount, (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base and (iii) such Lender’s Elected Commitment.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDAX” means, with respect to the Parent and the Consolidated Subsidiaries, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) interest expense (including realized and unrealized losses on interest rate derivative contracts); (b) income tax expense; (c) depreciation, depletion and amortization expense; (d) impairment of goodwill and long-lived assets (including Oil and Gas Properties); (e) accretion of asset retirement obligations; (f) unrealized losses on commodity derivative contracts; (g) realized losses upon the early termination or other monetization of commodity derivative contracts; (h) losses on sale of assets; (i) noncash stock-based compensation expenses; (j) exploration costs; (k) fees and expenses expensed and paid in cash in connection with any registered offering of Equity Interests in the Parent and (l) costs and expenses incurred and paid in cash during the fiscal quarter ending September 30, 2017 that are associated with the Bankruptcy Proceedings and the transactions contemplated by the Plan of Reorganization in an aggregate amount not to exceed $5,000,000; provided that, clauses (a) through (j) shall exclude noncash items to the extent they represent an accrual of or reserve for cash expenditures in any future period, minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of interest income (including realized and unrealized gains on interest rate derivative contracts); income tax benefit; unrealized gains on commodity derivative contracts; realized gains upon the early termination or other monetization of commodity derivative contracts; and gains on sales of assets. For the purposes of calculating Consolidated EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the financial ratio contained in Section 9.01(a) and Section 9.01(c), (x) if during such Reference Period, the Parent or any Consolidated Subsidiary shall have made a Material Disposition or Material Acquisition, the Consolidated EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition, as applicable, occurred on the first day of such Reference Period and (y) notwithstanding the occurrence of a Swap Liquidation in respect of any Swap Agreement, the Consolidated EBITDAX for such Reference Period shall be calculated giving pro forma effect to any gain (or loss) that would be attributable during such Reference Period to the applicable Swap Agreement in the event such Swap Liquidation had not been consummated prior to the scheduled maturity of such Swap Agreement. As used in this definition, “Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Parent and the Consolidated Subsidiaries in excess of (1) $5,000,000 in the aggregate during a fiscal quarter or (2) $5,000,000 for any single acquisition or series of related acquisitions of Property; and “Material Disposition” means any disposition of Property or series of related dispositions of Property that yields gross proceeds to the Parent or any of the Consolidated Subsidiaries in excess of (1) $5,000,000 in the aggregate during a fiscal quarter or (2) $5,000,000 for any single disposition or series of related dispositions of Property.

“Consolidated Net Income” means, with respect to the Parent and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Parent or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Parent or to a Consolidated Subsidiary, as the case may be; (b) [reserved]; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction so long as the assets of such Person are not included in the calculation of the Borrowing Base; (d) any extraordinary gains or losses during such period; and (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns.

“Consolidated Net Interest Expense” means, with respect to the Parent and the Consolidated Subsidiaries, for any period, the difference between (a) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses of the Parent and the Consolidated Subsidiaries in connection with borrowed money (including capitalized interest (other than interest paid in kind)) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (ii) the portion of rent expense of the Parent and the Consolidated Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, (iii) any cash interest paid in connection with the issuance or incurrence of any new Debt permitted hereunder solely to the extent that, pursuant to ASC 470-60, such payments are not accounted for as interest expense, and (b) the sum of (i) interest income actually received in cash by the Parent and the Consolidated Subsidiaries and (ii) net amounts of realized cash on interest rate Swap Agreements, in the case of (a) and (b), for such period.

“Consolidated Subsidiaries” means each Subsidiary of the Parent (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns, directly or indirectly, 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain, or cause to be maintained, the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement, but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof, notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Direct or indirect obligations of a Person in respect of Swap Agreements shall not constitute Debt.

“Debtors” has the meaning assigned to such term in the Recitals hereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder; (b) has notified the Borrower, any Loan Party, the Administrative Agent or any other Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days after written request by the Administrative Agent or a Loan Party to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has (or whose bank holding company has) (i) been placed into receivership, conservatorship or bankruptcy (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) has (or has a direct or indirect parent company who has) become the subject of a Bail-In Action; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or Person controlling such Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed an event described in clause (d) hereof. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.09) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an optional increase, reduction or termination of the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c).

“Elected Commitment Increase Certificate” has the meaning given to such term in Section 2.06(c)(ii)(F).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Emissions Credits” means any emissions reductions credits or offsets issued, sanctioned or required by a Governmental Authority with respect to various pollutants, emissions or any other environmental attributes of any nature, including, without limitation, nitrogen oxides, carbon dioxide, sulfur oxides, volatile organic compounds, carbon monoxide, particulate matter and reactive organic gases.

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any of the other Loan Parties is conducting or at any time has conducted business, or where any Property of the Borrower or any of the other Loan Parties is located, including, without limitation, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any other Loan Party would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Parent, the Borrower, any other Loan Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any of the other Loan Parties or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board, and no such deposit account is intended by the Borrower or any of the other Loan Parties to provide collateral to the depository institution; (f) Immaterial Title Deficiencies, (g) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any of the other Loan Parties for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any of the other Loan Parties or materially impair the value of such Property subject thereto; (h) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (i) Liens in favor of the depository bank arising under documentation governing deposit accounts or in any Control Agreement (as defined in the Security Agreement) which Liens secure the payment of returned items, settlement item amounts, bank fees, or similar items or fees; and (j) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that (i) Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens, and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Indebtedness.

“Excess Cash” means the amount of any unrestricted cash and Cash Equivalents of the Borrower and the other Loan Parties in excess of $35,000,000 in the aggregate at any time (excluding cash earmarked to pay unaffiliated third-party obligations for which checks have been issued or wires or automated clearing house transfers of funds have been initiated) (the “Excess Cash Threshold”); provided that, the Borrower may elect to increase the Excess Cash Threshold to $50,000,000 at such time as the aggregate amount of net cash proceeds from sales of Property (including, but not limited to, dispositions of Equity Interests in Subsidiaries) exceeding any Borrowing Base Value attributable thereto equals or exceeds $15,000,000; provided, however, that in the event the Parent or its Subsidiaries incur Permitted Unsecured Debt in an aggregate principal amount of $10,000,000 or greater, the Borrower will no longer have the ability to increase the Excess Cash Threshold above $35,000,000 and, if the Excess Cash Threshold is greater than $35,000,000 at such time, the Excess Cash Threshold will be immediately reduced to $35,000,000. In connection with any election to increase the Excess Cash Threshold, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer of the Borrower notifying the Administrative Agent of the increase to the Excess Cash Threshold and certifying that the condition to such increase has been satisfied.

“Excluded Swap Obligation” means, with respect to any Loan Party individually determined on a Loan Party by Loan Party basis, any Indebtedness or other obligation in respect of any Swap Agreement if, and solely to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Indebtedness or other obligation in respect of such Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or grant of a security interest is entered into or otherwise becomes effective with respect to, or any other time such Loan Party is by virtue of such guarantee or grant of security interest otherwise deemed to enter into, such Indebtedness or other obligation in respect of such Swap Agreement (or guarantee thereof). If such an obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligation that is attributable to swaps the guarantee or grant of security interest for which (or for any guarantee of which) so is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income (however denominated) and franchise Taxes imposed on it, in each case, by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such

Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 5.03(a) or Section 5.03(c) and (d) any U.S. federal withholding Taxes imposed by FATCA.

“Existing Letters of Credit” means the letters of credit listed on Annex II hereto.

“Existing Loan Documents” has the meaning given to the term “Loan Documents” in the Prepetition RBL Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements (and any foreign legislation, regulations or published guidance implemented to give effect to such intergovernmental agreements) entered into to implement the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“FEMA” means the Federal Emergency Management Agency, a component of the United States Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Officer” means, for any Person, the chief financial officer (or prior to the appointment of a chief financial officer, the Vice President of Finance), principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Parent.

“Financial Statements” means the financial statement or statements of the Parent and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Flood Insurance” means, for any owned real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets or exceeds the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in commercially reasonable amounts not less than the minimum policy amounts required under the National Flood Insurance Program, or as otherwise required by the Administrative Agent in good faith and in the exercise of reasonable credit judgment, with deductibles not to exceed $250,000 for losses to buildings and $250,000 for losses to contents of buildings.

“Flood Insurance Regulations” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Government Official” means (a) any officer or employee of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, any public international organization or any political party or (b) any candidate for public office.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Group” means the Loan Parties and their respective Subsidiaries.

“Guarantors” means, collectively, the Parent, each Material Subsidiary and each other Domestic Subsidiary or other Person that guarantees the Indebtedness pursuant to Section 8.14(b).

“Guaranty Agreement” means each agreement executed by one or more Guarantors in substantially the form of Exhibit E-2 unconditionally guarantying, on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbons of the Loan Parties.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom. Unless otherwise indicated herein, each reference to the term “Hydrocarbons” shall mean Hydrocarbons of the Loan Parties.

“Immaterial Title Deficiencies” means at any time of determination, defects or clouds on title, discrepancies in net revenue and working interest ownership percentages and other discrepancies (in each case with respect to Oil and Gas Properties, between what is shown on the most recently delivered Reserve Report and that which is set forth in the title information provided by a Loan Party to the Administrative Agent hereunder) and other Liens (other than Excepted Liens), defects, and similar matters which do not, in the case of Oil and Gas Properties, individually or in the aggregate, affect greater than two percent (2%) of the aggregate value of all Oil and Gas Properties evaluated in the most recently delivered Reserve Report under this Agreement.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower or any other Loan Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document including, without limitation, all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) to any Secured Swap Provider under any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (i) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by a Secured Swap Provider to a Person who is not, at the time of such assignment, a Secured Swap Provider; (c) to any Bank Products Provider in respect of Bank Products; and (d) all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to any Guarantor that is not an Eligible Contract Participant, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Indebtedness” owing by such Guarantor.

“Indemnified Parties” means the Administrative Agent, each other Secured Party and their respective officers, directors, employees, representatives, agents, attorneys, accountants and experts.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Reserve Report” means the initial Reserve Report(s) setting forth, as of January 1, 2017, the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties and used by the Lenders in the determination of the initial Borrowing Base.

“Intercompany Note” means the global intercompany note in the form of Exhibit J.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time means $30,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c), other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means, collectively, any standby letter of credit issued pursuant to this Agreement and any Existing Letters of Credit.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“Leverage Ratio” has the meaning assigned such term in Section 9.01(c).

“LIBO Rate” means the greater of: (a) 0% and (b) with respect to any Eurodollar Borrowing for any Interest Period, the rate determined by reference to the ICE Benchmark Administration (“ICE”) (or any other Person that takes over the administration of such rate) appearing on the relevant Reuters screen page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be determined by the Administrative Agent to be the arithmetic average of the rates per annum at which dollar deposits of an amount comparable to such Eurodollar Borrowing with maturities comparable to such Interest Period would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including, but not limited to, (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower or any other Loan Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate,” “Liquidated” and “Liquidation” when used in reference to any Swap Agreement or any portion thereof have the correlative meanings to the term “Swap Liquidation”.

“Liquidity” means, as of any date of determination, the sum of (a) unrestricted cash and Cash Equivalents of the Borrower and the other Loan Parties on such date (including cash and Cash Equivalents held in an account subject to the Administrative Agent’s Lien securing the Loan Parties’ obligations under the Loan Documents) plus (b) Availability on such date, provided that if a Borrowing Base Deficiency exists on such date, “Liquidity” means (x)

unrestricted cash and Cash Equivalents of the Borrower and the other Loan Parties on such date (including cash and Cash Equivalents held in an account subject to the Administrative Agent’s Lien securing the Loan Parties’ obligations under the Loan Documents) minus (y) the Borrowing Base Deficiency on such date.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Agency Fee Letter, any Subordination Agreement, the Security Instruments and any other agreement designated as a Loan Document by the Administrative Agent and the Borrower, in each case as such agreements may be amended, modified, supplemented or restated from time to time.

“Loan Parties” means the Borrower, the Parent and each other Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having greater than fifty percent (50%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on, (a) the business, operations, Property, or condition (financial or otherwise) of the Borrower and the other Loan Parties taken as a whole, other than as a result of the events leading up to or resulting from the commencement or continuance of the Bankruptcy Proceedings, (b) the ability of the Borrower individually, or the other Loan Parties, taken as a whole, to perform any of its or their obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the other Loan Parties in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any other Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Material Subsidiary” means, as of any date, any Domestic Subsidiary that is a Wholly-Owned Subsidiary that either (a) together with its Subsidiaries, owns Property having a fair market value of $500,000 or more, or (b) otherwise becomes or is required to become a Guarantor pursuant to Section 8.14. In no event shall the aggregate fair market value of all Property owned by all Subsidiaries that are not Material Subsidiaries exceed $500,000.

“Maturity Date” means March 19, 2021.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts,” as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), (b) modified from time to time pursuant to Section 2.06(c) or (c) modified from time to time pursuant to any assignment permitted by Section 12.04(a).

“Memorial” has the meaning assigned to such term in the Recitals hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) or 4001 (a)(3) of ERISA.

“National Flood Insurance Program” means the program created by the United States Congress pursuant to the Flood Insurance Regulations that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Noteholders” means the holders of the Permitted Senior Unsecured Notes (as defined in the Prepetition RBL Credit Agreement) on the effective date of the Plan of Reorganization.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses), and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment made under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or Property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Parent” has the meaning assigned to such term in the first paragraph hereof.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(i).

“Passive Holding Company” means a holding company that does not (a) incur, create, assume or suffer to exist any Debt or other liabilities (other than liabilities arising from (i) those incidental to its ownership in, and status as a parent company of, its Subsidiaries (and, in the case of the Public Parent, its ownership of the Parent and its Subsidiaries only), (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance) and status as a public company, (iii) in the case of the Public Parent, the performance of its obligations with respect to the Loan Documents, (iv) any public offering of its common stock or any other issuance of its Equity Interests; provided that, the net cash proceeds from such offerings or issuances are contributed to the Parent, (v) the contributions to the capital of its Subsidiaries, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Public Parent, Parent and the Borrower and (vii) providing compensation and indemnification to officers and directors; (b) create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except, in the case of the Public Parent, Liens created pursuant to the Pledge Agreement and Liens permitted thereunder, (c) have any income other than income incidental to its ownership in its Subsidiaries (and, in the case of the Public Parent, its ownership of the Parent and its Subsidiaries only), (d) own, lease, manage or otherwise operate any properties or assets other than its ownership in its Subsidiaries (and, in the case of the Public Parent, its ownership of the Parent and its Subsidiaries only) and (e) conduct, transact or otherwise engage in, or commit, transact or otherwise engage in, any business, operations or activities other than those permitted by clauses (a) through (d) above.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Asset Swap” means the disposition of Oil and Gas Properties made by a Loan Party or any Subsidiary in exchange for other Oil and Gas Properties of similar reserve type so long as such exchange is made with a Person that is not an Affiliate of any Loan Party or any Subsidiary.

“Permitted Holders” means collectively, Brigade Capital Management LP, Citadel Advisors LLC, Fir Tree Inc., Trust Asset Management LLC, York Capital Management Global Advisors, LLC, their respective Affiliates or any funds or partnerships managed or advised by any of the foregoing (including those funds or partnerships managed or advised by the Affiliates of any of the foregoing).

“Permitted Unsecured Debt” means unsecured Debt incurred by the Borrower or the Parent; provided that:

(a)    such Debt shall be in an aggregate principal amount not to exceed $80,000,000 (provided that the amount of any paid in kind interest added to the principal amount of such Debt following its issuance shall not count towards the maximum aggregate principal amount set forth in this clause (a));

(b)    subject to Section 9.04(b)(iii), such Debt shall bear interest (excluding default interest) payable in cash at a rate no greater than 3% per annum;

(c)    such Debt shall bear interest (excluding default interest) payable in kind, together with interest payable in cash, at a rate no greater than the weighted average interest rate applicable to the Loans at the time of incurrence of such Debt;

(d)    such Debt shall not mature sooner than the date which is 180 days following the Maturity Date at the time of the incurrence of such Debt;

(e)    such Debt shall not provide for or otherwise require any scheduled payment of principal, voluntary or mandatory prepayment or other Redemption prior to the scheduled maturity date of such Debt;

(f)    the Borrower or its Loan Parties have entered into Swap Agreements on terms consistent with Section 9.18 in respect of commodities (i) with a Lender or an Affiliate of a Lender and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) are no less than, as of the date of the incurrence of such Debt, 50% of the reasonably anticipated projected production of Hydrocarbons from Proved Developed Producing Reserves included in the most recent Reserve Report for each year during the three-year period following the date of such incurrence for each of crude oil, natural gas and natural gas liquids, (which, in the case of natural gas liquids, may be hedged with Swap Agreements for crude oil), each calculated separately;

(g)    such Debt is issued at par with no original issue discount or upfront fees payable in respect of such Debt; provided that upfront fees may be payable on the scheduled maturity date of such Debt or upon payment in full of such Debt, so long as all Indebtedness has been paid in full and the Commitments terminated prior to any payment of such upfront fees, so long as any such upfront fees are no greater than the market rates for upfront fees at the time such Debt is incurred;

(h)    immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, no Default or Event of Default shall exist; and

(i)    such Debt shall be subject to a Subordination Agreement.

“Permitted Unsecured Debt Documents” means each indenture, credit agreement or other debt facility governing Permitted Unsecured Debt, all guarantees of Permitted Unsecured Debt and all notes, other agreements, documents or instruments executed and delivered by any Loan Party in connection with, or pursuant to the incurrence of, Permitted Unsecured Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any other Loan Party or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or any other Loan Party or an ERISA Affiliate.

“Plan of Reorganization” has the meaning assigned to such term in the Recitals hereto.

“Pledge Agreement” means a Non-Recourse Pledge Agreement between the Public Parent and the Administrative Agent in substantially the form of Exhibit E-4 (or otherwise in form and substance reasonably acceptable to the Administrative Agent) granting Liens and a security interest on the Public Parent’s personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness, as the same may be amended, modified, supplemented or restated from time to time.

“Prepetition RBL Borrower” has the meaning assigned to such term in the first paragraph hereof.

“Prepetition RBL Credit Agreement” has the meaning assigned to such term in the Recitals hereto.

“Prepetition RBL Lenders” has the meaning assigned to such term in the Recitals hereto.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in the United States of America; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Developed Non-Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Developed Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Undeveloped Reserves” has the meaning assigned such term in the SPE Definitions.

“Public Parent” means Amplify Energy Corp., a Delaware corporation.

“Qualified ECP Guarantor” means, with respect to any Benefitting Guarantor, in respect of any Swap Agreement, each Loan Party that, at the time the guaranty by such Benefitting

Guarantor of, or the grant by such Benefitting Guarantor of a security interest securing, obligations under such Swap Agreement is entered into or becomes effective with respect to, or at any other time such Benefitting Guarantor is by virtue of such guaranty or grant of a security interest otherwise deemed to enter into, such Swap Agreement, constitutes an Eligible Contract Participant and can cause such Benefitting Guarantor to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, satisfaction and discharge or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, at any time while no Loan or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loan or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon pricing assumptions consistent with SEC reporting requirements at the time of such report and reflecting Swap Agreements in place with respect to such production.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of the other Loan Parties, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of the other Loan Parties or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of the other Loan Parties.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and LC Exposure at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctions” has the meaning assigned such term in Section 7.23(c).

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means each Lender, each Issuing Bank, each Secured Swap Provider, each Bank Products Provider, each Indemnified Party and their respective successors and permitted assigns.

“Secured Swap Provider” means any (a) Person that is a party to a Swap Agreement with any of the Loan Parties that entered into such Swap Agreement before or while such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender at the time of assignment, whether or not such assignee at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be.

“Security Agreement” means a Pledge and Security Agreement among the Borrower, the Guarantors and the Administrative Agent in substantially the form of Exhibit E-3 (or otherwise in form and substance reasonably acceptable to the Administrative Agent) granting Liens and a security interest on the Loan Parties’ personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness, as the same may be amended, modified, supplemented or restated from time to time.

“Security Instruments” means the Guaranty Agreement, the Security Agreement, the Pledge Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E-1, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Loan Party as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Solvent” and “Solvency” mean, on any date of determination, that on such date (a) the fair value of the property of the Parent and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of the Parent and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) the Parent and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, (d) the Parent and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute an unreasonably small capital, and (e) the Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities and contingent obligations as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SPE Definitions” means, with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordination Agreement” means each subordination agreement entered into among the Borrower, the Administrative Agent and the applicable lender or administrative agent or trustee with respect to the Permitted Unsecured Debt, which agreement shall be in form and substance acceptable to the Administrative Agent and shall include the terms set forth in Annex III (or such other terms as may be agreed by the Borrower, the Administrative Agent and the Majority Lenders), in each case as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent.

“Subsidiary Guarantor” means any subsidiary of the Parent that is a Guarantor.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction (including floors, caps and collars) or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Emissions Credits), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) or Section 2(e) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the other Loan Parties shall be a Swap Agreement. Solely for the purposes of Section 9.18, the term “Swap Agreement” shall be deemed to exclude purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars or swaps and with respect to which neither the Borrower nor any other Loan Party has any payment obligation other than premiums and charges the total amount of which are fixed and known at the time such transaction is entered into.

“Swap Liquidation” means the sale, assignment, novation (excluding novations between Lenders and/or affiliates of Lenders), liquidation, unwind or termination of all or any part of any Swap Agreement (other than, in each case, at its scheduled maturity).

“Swap Termination Value” means, in respect of any Swap Agreement, after taking into account the effect of any close-out netting relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreement has been terminated, the termination value determined and notice of such termination value delivered, each in accordance therewith and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined by (i) the Borrower in good faith, so long as no Event of Default has occurred and is continuing or (ii) the applicable Secured Swap Provider in good faith if an Event of Default has occurred and is continuing.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments pursuant to this Agreement, whether pursuant to Section 2.06(b), Section 10.02 or otherwise.

“Total Commitments Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the total Commitments of the Lenders in effect on such day.

“Total Debt” means, at any date, all Debt of the Parent and the Consolidated Subsidiaries on a consolidated basis other than (a) contingent obligations in respect of Debt described in clause (b) of the definition of “Debt” (excluding letters of credit), (b) Debt described in clauses (c), (i), (j) and (m) of the definition of “Debt”, and (c) Debt described in clauses (f) or (g) of the definition of “Debt” in respect of Debt of others described in clauses (a) or (b) of this definition.

“Transactions” means, collectively (a) the substantial consummation of the Plan of Reorganization, (b) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (c) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Unused Commitment” means (a) the then effective total Commitments minus (b) the total Revolving Credit Exposures. With respect to each Lender, such Lender’s Unused Commitment is such Lender’s Applicable Percentage of the Unused Commitment.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Wells Fargo” has the meaning assigned to such term in the first paragraph hereof.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Parent or one or more of the Wholly-Owned Subsidiaries or are owned by the Parent and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a). If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP; provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, all Subsidiaries that are not Guarantors, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any such Person or any of its subsidiaries to the Borrower or any other Loan Party, which shall be deemed to be income to the Borrower or such Loan Party when actually received by it.

Section 1.06    Timing of Payment or Performance. Subject to Section 4.01(a), when the payment of an obligation or the performance of any covenant, duty or obligation under any Loan Document is stated to be due or is required to be performed on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day unless otherwise specified herein.

ARTICLE II

THE CREDITS

Section 2.01    Commitments.

(a)    Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

(b)    The parties hereto acknowledge and agree that (i) an aggregate principal amount of “Loans” under and as defined in the Prepetition RBL Credit Agreement (the “Existing

Loans”) equal to $430,000,000, remains outstanding and shall be converted into Loans hereunder as set forth in Section 2.01(c) below and (ii) the Existing Letters of Credit (with an aggregate face amount of $2,375,000) shall be converted into Letters of Credit hereunder as set forth in Section 2.08(b) below.

(c)    Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees that the Existing Loans made by such Lender under the Prepetition RBL Credit Agreement and outstanding on the Effective Date immediately prior to giving effect to this Agreement shall remain outstanding on and after the Effective Date and shall be converted into Loans in an equal principal amount deemed made pursuant to this Agreement on the Effective Date. The conversion by a Lender of all or a portion of its Existing Loans shall be deemed to satisfy, dollar for dollar, such Lender’s obligation to make Loans on the Effective Date. Such Existing Loans of each Lender shall hereafter be referred to as “Loans,” and on and after the Effective Date shall have all of the rights and benefits of Loans as set forth in this Agreement and the other Loan Documents. For the avoidance of doubt, such conversion of Existing Loans and Existing Letters of Credit into Loans and Letters of Credit hereunder shall be deemed a “Borrowing” for all purposes under this Agreement.

(d)    As of the Effective Date, immediately after giving effect to the conversion of Existing Loans into Loans hereunder pursuant to Section 2.01(c) and the conversion of Existing Letters of Credit into Letters of Credit hereunder pursuant to Section 2.08(b), the aggregate principal amount of the Loans outstanding is $430,000,000 and the aggregate face amounts of Letters of Credit outstanding is $2,375,000.

Section 2.02    Loans and Borrowings.

(a)    Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)    Notes. The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the Effective Date, as of the date of this Agreement, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption or (iii) any Lender that increases its Elected Commitment or becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), as of the effective date of such increase, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (or electronic communication approved by the Administrative Agent) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic (or electronic communication) Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic (or electronic communication) and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;”

(v)    the amount of the then effective Borrowing Base, the amount of the then effective Aggregate Elected Commitment Amounts, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the least of (x) the Aggregate Maximum Credit Amounts, (y) the then effective Borrowing Base and (z) the Aggregate Elected Commitment Amounts).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Interest Elections.

(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone (or by electronic communication approved by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic (or electronic communication) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)    Information in Interest Election Requests. Each telephonic (or electronic communication) and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05    Funding of Borrowings.

(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at, (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06    Termination and Reduction of Aggregate Maximum Credit Amounts; Optional Increase and Reduction of Aggregate Elected Commitment Amounts.

(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts, the Borrowing Base or the Aggregate Elected Commitment Amounts is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)    Optional Termination and Reduction of Aggregate Credit Amounts.

(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments or (2) the Aggregate Maximum Credit Amounts would be less than $10,000,000 (unless with respect to this clause (2), the Aggregate Maximum Credit Amounts are reduced to $0), and (C) upon any reduction of the Aggregate Maximum Credit Amounts that would otherwise result in the Aggregate Maximum Credit Amounts being less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal the Aggregate Maximum Credit Amounts as so reduced.

(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other agreements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c)    Increases, Reductions and Terminations of Aggregate Elected Commitment Amounts.

(i)    Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Elected Commitment Amounts then in effect by increasing the Elected Commitment of a Lender or by causing a Person that is acceptable to the Administrative Agent that at such time is not a Lender to become a Lender (any such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Parent, an Affiliate of the Parent or a natural person.

(ii)    Any increase in the Aggregate Elected Commitment Amounts shall be subject to the following additional conditions:

(A)    such increase shall not be less than $50,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amounts exceed the Borrowing Base then in effect;

(B)    following any Scheduled Redetermination Date, the Borrower may not increase the Aggregate Elected Commitment Amounts more than once before the next Scheduled Redetermination Date (for the sake of clarity, all increases in the Aggregate Elected Commitment Amount effective on a single date shall be deemed a single increase in the Aggregate Elected Commitment Amount for purposes of this Section 2.06(c)(ii)(B));

(C)     no Default shall have occurred and be continuing on the effective date of such increase;

(D)    on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays compensation required by Section 5.02;

(E)    no Lender’s Elected Commitment may be increased without the consent of such Lender;

(F)    if the Borrower elects to increase the Aggregate Elected Commitment Amounts by increasing the Elected Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H (an “Elected Commitment Increase Certificate”); and

(G)     if the Borrower elects to increase the Aggregate Elected Commitment Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to the order of such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, the Additional Lender and/or the Administrative Agent.

(iii)    Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid compensation required by Section 5.02): (A) the amount of the Aggregate Elected Commitment Amounts shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amounts (and the resulting modifications of each Lender’s Maximum Credit Amount pursuant to Section 2.06(c)(v)).

(iv)    Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii), the Administrative Questionnaire referred to in Section 2.06(c)(ii) and the break-funding payments from the Borrower, if any, required by Section 5.02, if applicable, the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Elected Commitment Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

(v)    Upon any increase in the Aggregate Elected Commitment Amounts pursuant to this Section 2.06(c), (A) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, and (B)

Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages.

(vi)    The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amounts; provided that (A) each reduction of the Aggregate Elected Commitment Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amounts.

(vii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amounts under Section 2.06(c)(vi) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c)(vii) shall be irrevocable. Any termination or reduction of the Aggregate Elected Commitment Amounts shall be permanent and may not be reinstated, except pursuant to Section 2.06(c)(i). Each reduction of the Aggregate Elected Commitment Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(viii)    Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amounts).

(ix)    Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Aggregate Elected Commitment Amount and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.06(c)(ii)(A)) without the requirement that any Lender deliver an Elected Commitment Increase Certificate, and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).

Section 2.07    Borrowing Base.

(a)    Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $490,000,000 and such amount shall be automatically reduced by $2,500,000 on the first day of each calendar month following the Effective Date to and including November 1, 2017. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(f) or Section 8.13(c).

(b)    Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on or about April 1st and October 1st of each year (or, in each case, such date promptly thereafter as reasonably practicable); provided that, notwithstanding anything in the foregoing to the contrary, the first Scheduled Redetermination shall occur on November 1, 2017. In addition, (i) the Borrower may, by notifying the Administrative Agent thereof, elect to cause the Borrowing Base to be redetermined (A) once prior to the initial Scheduled Redetermination, (B) once between each Scheduled Redetermination and (C) contemporaneously with the consummation of any Material Acquisition (as used herein with the same meaning given such term in the definition of “Consolidated EBITDAX”), and (ii) the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, cause the Borrowing Base to be redetermined once between each Scheduled Redetermination (each redetermination in the foregoing clauses (i) and (ii), an “Interim Redetermination”) in accordance with this Section 2.07.

(c)    Scheduled and Interim Redetermination Procedure.

(i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the Loan Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal and customary oil and gas lending criteria as it exists at the particular time; provided that (A) no Borrowing Base Value will be given to any Swap Agreement entered into between any

Subsidiary of the Parent and any Person that is not a Secured Swap Provider and (B) no more than 10% of the aggregate notional volumes (with appropriate conversions for crude oil, natural gas and natural gas liquids units) under Swap Agreements given Borrowing Base Value may come from Swap Agreements with Affiliates of Lenders. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts;

(ii)    The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(iii)    Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to (x) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (y) in the case of an increase, all of the Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or about April 1st or October 1st (or, in each case, such date promptly thereafter as reasonably practicable), as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)    in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(f) or Section 8.13(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)    [Reserved].

(f)    Automatic Reduction of the Borrowing Base – Asset Dispositions or Swap Liquidations. In addition to the other automatic reductions of the Borrowing Base set forth herein, if at any time the aggregate Borrowing Base Value of Oil and Gas Properties sold or disposed of pursuant to Section 9.12(d) or (e), together with the Swap Agreements in respect of commodities Liquidated, in any period between redeterminations of the Borrowing Base, exceeds five percent (5%) of the Borrowing Base as of the last redetermination, then the Borrowing Base shall be automatically reduced, effective immediately upon such sale, disposition or Swap Liquidation, by an amount equal to the Borrowing Base Value of such Properties sold or disposed of, and Swap Agreements in respect of commodities Liquidated and such new Borrowing Base shall be effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders until the next redetermination or modification of the Borrowing Base pursuant to this Agreement; provided that for purposes of this Section 2.07(f), a Swap Agreement shall not be deemed to have been Liquidated if, (x) such Swap Agreement is novated from the existing counterparty to a Secured Swap Provider, with the Borrower or the applicable Loan Party being the “remaining party” for purposes of such novation, or (y) upon its termination, it is replaced, in a substantially contemporaneous transaction, with one or more Swap Agreements with approximately the same mark-to-market value and without cash payments to any Loan Party in connection therewith. Such decrease in the Borrowing Base shall occur without any vote of Lenders or action by Administrative Agent. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

Section 2.08    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. The Existing Letters of Credit shall be deemed to have been issued hereunder as of the Effective Date. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)    specifying the amount of such Letter of Credit;

(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)    specifying the amount of the then effective Borrowing Base and the then effective Aggregate Elected Commitment Amounts, and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure shall not exceed the LC Commitment and (y) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e., the least of (A) the Aggregate Maximum Credit Amounts, (B) the then effective Borrowing Base and (C) the Aggregate Elected Commitment Amounts). No letter of credit issued by the Issuing Bank (if the Issuing Bank is not the Administrative Agent) shall be deemed to be a “Letter of Credit” issued under this Agreement unless the Issuing Bank has requested and received written confirmation from the Administrative Agent that the representations by Borrower contained in the foregoing clauses (x) and (y) are true and correct.

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application and the terms of the Loan Documents, the terms of the Loan Documents shall control.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, (i) on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Loan Party described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and reasonable discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to pay to the Administrative Agent as cash collateral the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then upon the expiration or termination of any Letter of Credit, so long as no Event of Default is then continuing, and so long as the Borrower does not have any obligation at such time to deposit cash collateral pursuant to Section 2.09, the Administrative Agent shall return to the Borrower, within three Business Days after such expiration or termination, all or such portion of any such cash collateral (to the extent not previously applied as aforesaid) as exceeds the excess, if any, of the total of the then existing Revolving Credit Exposures over the total Commitments then in effect.

Section 2.09    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, and any LC Exposure exists at the time a Lender becomes a Defaulting Lender, then:

(a)    all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 6.02 are satisfied at such time;

(b)    if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;

(c)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.09, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(d)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.09, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(e)    if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.09, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) under Section 3.05(a) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

Notwithstanding any provision of this Agreement to the contrary, so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.08(j), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.09(a) (and any Defaulting Lender shall not participate therein). Nothing in this Section 2.09 shall relieve any Defaulting Lender from any liability it may have to the Administrative Agent, any Loan Party, any non-Defaulting Lender or any Issuing Bank in connection with any obligation any such Defaulting Lender has under this Agreement.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02    Interest.

(a)    ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)    Post-Default Rate and Borrowing Base Deficiency Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan, including payments due resulting from a Borrowing Base Deficiency or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), then, automatically in the case of an Event of Default under Section 10.01(a), (b), (h), (i) or (j) and upon the election of the Majority Lenders in the case of any other Event of Default, all Indebtedness outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan or (ii) in the case of other amounts, two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Majority Lenders as their cost of funds.

Section 3.04    Prepayments.

(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing (other than pursuant to Section 3.04(c)) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)    Mandatory Prepayments.

(i)    If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), or any reduction in the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii)    Upon any redetermination of the amount of the Borrowing Base in accordance with Section 2.07 (other than Section 2.07(f)) or adjustment to the amount of the Borrowing Base in accordance with Section 8.13(c), if a Borrowing Base Deficiency exists, then the Borrower shall, within 30 days following receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, as applicable, provide written notice (the “Election Notice”) to the Administrative Agent stating the action which the Borrower proposes to remedy such Borrowing Base Deficiency, and the Borrower shall thereafter, at its option, either (A) on the date of delivery of the Election Notice, prepay the Borrowings in an aggregate principal amount sufficient to eliminate such Borrowing Base Deficiency, (B) eliminate such Borrowing Base Deficiency by making five consecutive mandatory prepayments of principal on the Borrowings, each of which shall be in the amount of 1/5th of the amount of such Borrowing Base Deficiency, with each such payment being due on the date that is 30 days, 60 days, 90 days, 120 days and 150 days, respectively, following the Borrower’s receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, as applicable, (C) within 30 days following the delivery of the Election Notice, submit (and pledge as Mortgaged Properties) additional Oil and Gas Properties owned by the Loan Parties for consideration in connection with the determination of the Borrowing Base which the Administrative Agent and the Lenders deem sufficient in their sole discretion to eliminate such Borrowing Base Deficiency, or (D) within 30 days following the delivery of the Election Notice, eliminate such excess through a combination of prepayments and submission of additional Oil and Gas Properties as set forth in subclauses (A) and (C) above. If any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of LC Exposure, then the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to deposit such cash collateral amount within five Business Days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, as applicable; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii)    Upon any adjustments to the Borrowing Base pursuant to Section 2.07(f), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it or any Subsidiary receives proceeds as a result of such disposition; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to such Eurodollar Borrowing in such order as the Borrower may direct.

(v)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(e)    Excess Cash Balances. If on any Business Day the Borrower and the other Loan Parties have any Excess Cash greater than $100,000 on such date (other than the proceeds of a Borrowing that will be used within two Business Days of such Borrowing for the purposes set forth on an exhibit to the applicable Borrowing Request (as certified by the Borrower in such Borrowing Request)), then the Borrower shall prepay the Borrowings on the next Business Day in an amount equal to the amount of Excess Cash. Each prepayment of Borrowings pursuant to this Section 3.04(e) shall be applied ratably to the Loans included in the prepaid Borrowings and shall be accompanied by accrued interest to the extent required by Section 3.02 and, if any Excess Cash remains after the Borrowings are fully prepaid, the Borrower shall transfer to the Administrative Agent on behalf of the Lenders an amount equal to the lesser of (A) such remaining Excess Cash and (B) the amount of the LC Exposure to be held as cash collateral as provided in Section 2.08(j).

Section 3.05    Fees.

(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the Unused Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to, but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to, but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would cause interest hereunder to exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Agency Fee Letter.

(d)    Defaulting Lender Fees. The Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender’s ratable share of the fees described in Sections 3.05(a) and (b) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

(e)    Upfront Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender on a ratable basis a fully-earned and non-refundable upfront fee equal to 1.00% of the aggregate principal amount of the Borrowing Base on the Effective Date, which fee shall be payable on the Effective Date.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 p.m., New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein, and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the

Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Administrative Agent and the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries, and the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01    Increased Costs.

(a)    Eurodollar Changes in Law. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)    subject the Administrative Agent, any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes covered by Section 5.03, (B) Taxes described in clauses (c) and (d) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the London interbank market any other condition cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making, converting to, continuing or maintaining any Eurodollar Loan or ABR Loan determined by the Adjusted LIBO Rate (or of maintaining its obligation to make any such Eurodollar Loan or ABR Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) with respect to its Eurodollar Loan, ABR Loan determined by the Adjusted LIBO Rate or Letters of Credit or participations therein then, upon written request of such Lender or the Issuing Bank, the Borrower shall promptly pay to any such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)    Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(a), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (exclusive of any lost profits or opportunity costs or processing or other related fees). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof; provided, that the Borrower shall not have any obligation to make any payment for any loss, cost or expense incurred by a Lender as a result of an event described in this Section 5.02 if such event occurred more than 180 days prior to the date such Lender notifies the Borrower of the amount thereof.

Section 5.03    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires a Withholding Agent to deduct or withhold any Taxes from any such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent shall be entitled to make such deduction or withholding and (iii) the Withholding Agent shall pay the full amount deducted withheld to the relevant Governmental Authority in accordance with applicable law.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that the Borrower shall not have any obligation to indemnify the Administrative Agent, such Lender or the Issuing Bank under this Section 5.03 for any amounts paid or first payable by the Administrative Agent, such Lender or the Issuing Bank more than two years prior to the date the Administrative Agent, such Lender or the Issuing Bank notifies the Borrower of the amount of such payment.

(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Withholding Agent, at the time or times reasonably requested by the Withholding Agent, such properly completed and executed documentation reasonably requested by the Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Withholding Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Withholding Agent as will enable the Withholding Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a “United States person” as defined in Section 7701(a)(30) of the Code,

(A)    any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Withholding Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable, establishing an exemption from, or reduction of, U.S.

federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8 BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; and

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Withholding Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Withholding Agent in writing of its legal inability to do so.

(g)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Withholding Agent in writing of its legal inability to do so.

(h)    Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines in its sole discretion that it has received a refund of any Taxes as to which it has been indemnified or with respect to which the Borrower has paid additional amounts pursuant to this Section or any other provision of this Agreement, it shall pay the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent, such Lender or the Issuing Bank, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower agree, upon request by the Administrative Agent, such Lender or the Issuing Bank, as applicable, to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank, as applicable if it is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, neither the Administrative Agent, the Issuing Bank or any Lender shall be required to pay any amount to the Borrower if such payment would place the Administrative Agent, such Lender or the Issuing Bank, as applicable, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall the Administrative Agent, such Lender or the Issuing Bank, as applicable be required to make its Tax returns (or any other information relating to its Taxes that it deems confidential in its sole discretion) available to the Borrower.

(i)     Survival. Each party’s rights and obligations under (i) this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of a Lender, and the repayment, satisfaction, discharge or full payment of any Loans.

Section 5.04    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender shall require that its Loans be made and/or maintained as ABR Loans rather than Eurodollar Loans pursuant to Section 5.05, or if any Lender becomes a Defaulting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(a)), all its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees (subject to Section 3.05(d)) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof, and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01    Effective Date. The obligations of the Lenders to make or, in accordance with Section 2.01(b), convert Loans and of the Issuing Bank to issue Letters of Credit hereunder (exclusive of the Existing Letters of Credit) shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)    (i) the Bankruptcy Court shall have entered a final order satisfactory to the Administrative Agent confirming the Plan of Reorganization (the “Confirmation Order”) and all conditions to the Effective Date (as defined in the Plan of Reorganization) of the Plan of Reorganization shall have been satisfied (or will be satisfied upon the occurrence of the Effective Date) or waived in accordance with the terms of the Plan, (ii) the Confirmation Order shall approve the Loan Documents and authorize the Loan Parties’ execution and delivery thereof, (iii) the Confirmation Order shall be in full force and effect and shall not be stayed and (iv) the Effective Date (as defined in the Plan of Reorganization) shall occur concurrently with the effectiveness of this Agreement, without waiver or modification that would be reasonably expected to adversely affect the interests of the Administrative Agent, the Issuing Bank or the Lenders, unless consented to by the Administrative Agent;

(b)    the Administrative Agent and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of Linklaters LLP and Vinson & Elkins LLP, each counsel to the Administrative Agent);

(c)    the Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower, each Guarantor and the Public Parent setting forth (i) resolutions of its Board of Directors (or comparable governing body) with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrower and such Guarantor, certified as being true and complete (each in form and substance reasonably acceptable to the Administrative Agent). The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary;

(d)    the Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Loan Parties and the Public Parent;

(e)    the Administrative Agent shall have received from each party hereto, counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party;

(f)    the Administrative Agent shall have received duly executed Notes payable to each Lender in a principal amount equal to its Maximum Credit Amount dated as of the date hereof;

(g)    the Administrative Agent shall have received from each party thereto, duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Security Agreement, the Pledge Agreement, the Guaranty Agreement, the amended mortgages and the other Security Instruments described on Exhibit E-1. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)    be reasonably satisfied that the Security Instruments will, when properly recorded (or when the applicable financing statements related thereto are properly filed) create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d), (f) and (g) of the definition thereof, but subject to the provisos at the end of such definition) on at least 95% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report and on all other Property purported to be pledged as collateral pursuant to the Security Instruments; and

(ii)    have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests required to be pledged pursuant to Section 8.14 and the Pledge Agreement;

(h)    the Administrative Agent shall have received an opinion of (i) Weil, Gotshal & Manges LLP, counsel to the Loan Parties and (ii) local counsel in each of the following states: California, Texas and Wyoming, in each case in form and substance reasonably acceptable to the Administrative Agent and its counsel;

(i)    the Administrative Agent shall have received a certificate of insurance coverage of the Loan Parties evidencing that the Loan Parties are carrying insurance in accordance with Section 7.12;

(j)    the Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 95% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report;

(k)    the Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Loan Parties;

(l)    the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) the Borrower has received all consents and approvals required by Section 7.03 and (ii) there is no litigation, governmental, administrative or judicial action or proceeding pending or, to the knowledge of any Responsible Officer of the Borrower, threatened in any court or before any Governmental Authority that could reasonably be expected to restrain or prevent the Transactions;

(m)    the Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c) (other than Section 8.12(c)(iv) and (v));

(n)    the Administrative Agent shall have received appropriate UCC search certificates and county-level real property record search results reflecting no prior Liens encumbering the Properties of the Loan Parties for each jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03;

(o)    the Administrative Agent shall have received a certificate of the Financial Officer of the Parent certifying that after giving effect to the transactions contemplated hereby, the Parent is Solvent;

(p)    the Administrative Agent shall have received from the Borrower a written policy regarding the Loan Parties’ marketing activities for Hydrocarbons and furnish a copy thereof to the Administrative Agent and the Lenders, such policy to be in form and substance reasonably satisfactory to the Majority Lenders;

(q)    on the Effective Date, none of the Loan Parties shall have any Debt (other than Indebtedness or Debt permitted hereunder);

(r)    [reserved];

(s)    the Lenders shall have received at least ten Business Days (or such shorter period as the Administrative Agent and each Lender may agree) prior to the Effective Date, to the extent requested 15 Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act;

(t)    the Borrower shall have paid all interest, fees, and other amounts owing (excluding amounts owed for principal or undrawn letters of credit), including expense reimbursement obligations, outstanding under the Prepetition RBL Credit Agreement;

(u)    since December 31, 2016, there shall not have occurred any Material Adverse Effect;

(v)    the Lenders shall have completed their flood due diligence;

(w)    [reserved];

(x)    the Administrative Agent and the Lenders shall have received (i) a pro forma balance sheet as to the Parent and the Consolidated Subsidiaries after giving effect to all elements of the Transactions to be effected on or before the Effective Date, and (ii) forecasts prepared by management of the Borrower, of balance sheets and income statements on a quarterly basis for the first year following the Effective Date and on an annual basis for each year thereafter during the term of this Agreement;

(y)    the capitalization, structure and equity ownership of each Loan Party after giving effect to the consummation of the Transactions shall be reasonably satisfactory to the Administrative Agent;

(z)    after giving effect to the initial Borrowings hereunder on the Effective Date, Availability shall be not less than $24,500,000;

(aa)    the Administrative Agent shall have received copies of executed Swap Agreements that the Borrower or any other Loan Party shall have entered into on terms consistent with Section 9.18 with Lenders or Affiliates of Lenders to hedge a notional volume of not less than, in the aggregate, 50% of the reasonably anticipated projected production of Hydrocarbons from Proved Developed Producing Reserves included in the most recent Reserve Report for each calendar month during 2017 and 2018 of crude oil, natural gas and natural gas liquids, (which, in the case of natural gas liquids, may be hedged with Swap Agreements for crude oil), each calculated separately, that satisfy the following requirements:

Fiscal Year	Oil (Mbl)		Gas (MMcf)
	Volume	Strike	Volume	Strike
2017	804	$51.96	4,730	$3.285
2018	469	$53.13	4,336	$3.016

(bb)    [reserved]; and

(cc)    the Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Parent or any of its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02    Each Credit Event. The obligation of each Lender to make or, in accordance with Section 2.01(b), convert a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, increase, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    at the time of and immediately after giving effect to such Borrowing or the issuance, increase, renewal or extension of such Letter of Credit, as applicable, (and, in the case of the initial funding, after giving effect to the terms of the Plan of Reorganization) no Default or Borrowing Base Deficiency shall have occurred and be continuing;

(b)    at the time of and immediately after giving effect to such Borrowing or the issuance, increase, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect;

(c)    the representations and warranties of the Loan Parties and the Public Parent set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, increase, renewal or extension of such Letter of Credit, as applicable, except that (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, increase, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any such representation and warranty is qualified by materiality, such representation and warranty shall continue to be true and correct in all respects;

(d)    the making of such Loan or the issuance, increase, renewal or extension of such Letter of Credit, as applicable, shall not be prohibited by any applicable Governmental Requirement, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, increase, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document;

(e)    the receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable; and

(f)    (i) at the time of such Borrowing before giving effect thereto, the Borrower and the Loan Parties shall not have any Excess Cash and (ii) such Borrowing (after giving effect to the use of proceeds therefrom (as certified by the Borrower in the applicable Borrowing Request) on or around such date, but in any event, not to exceed two Business Days after such date), shall not trigger a mandatory prepayment under Section 3.04(e).

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters, and to the extent, specified in Section 6.02(a) through (f).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Each of the Parent and the Borrower represents and warrants to the Lenders that:

Section 7.01    Organization; Powers. Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02    Authority; Enforceability. The Transactions are within the Loan Parties’ respective corporate, limited liability company or limited partnership powers and have been duly authorized by all necessary corporate, limited liability company or limited partnership and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which any Loan Party is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of each Loan Party party thereto, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders, members, partners or any class of directors or managers, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect, other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, bylaws or other Organizational Documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other material agreement binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any material Property of any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04    Financial Condition; No Material Adverse Change.

(a)    The Borrower has heretofore furnished to the Lenders the combined balance sheet and statements of income, unit holders’ equity and cash flows of Memorial Production Partners LP as of and for the fiscal year ended December 31, 2016, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Memorial Production Partners LP and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)    Since December 31, 2016, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)    As of the Effective Date, no Loan Party nor, to the knowledge of any Loan Party, the Public Parent has any material Debt (including Disqualified Capital Stock) or any material contingent liabilities, material off-balance sheet liabilities or material partnerships, material liabilities for taxes, unusual material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05    Litigation.

(a)    Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) not fully covered by insurance (except for normal deductibles) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b)    Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 7.06    Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on any Loan Party:

(a)    the Loan Parties and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b)    the Loan Parties have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or the other Loan Parties has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c)    there are no claims, demands, suits, orders, inquiries or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Borrower’s knowledge, threatened against any Loan Party or any of their respective Properties or as a result of any operations at such Properties;

(d)    none of the Properties of the Loan Parties contain or have contained any: (i) underground storage tanks, (ii) asbestos-containing materials, (iii) landfills or dumps, (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law, or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)    there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Loan Parties’ Properties, there are no investigations, remediations, abatements, removals or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f)    none of the Loan Parties has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any other Loan Party’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g)    there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Loan Parties’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and

(h)    the Loan Parties have provided to the Lenders complete and correct copies of all material environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or any other Loan Party’s possession or control and relating to their respective Properties or operations thereon.

Section 7.07    Compliance with the Laws and Agreements; No Defaults or Borrowing Base Deficiency.

(a)    Each of the Loan Parties is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    None of the Loan Parties is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any other Loan Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any other Loan Party or any of their Properties is bound.

(c)    No Default or Borrowing Base Deficiency has occurred and is continuing.

Section 7.08    Investment Company Act. None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09    Taxes. Each of the Loan Parties and, to the knowledge of any Loan Party, the Public Parent has timely filed or caused to be filed all Tax returns and reports required to have been filed, and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Loan Party or the Public Parent, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Loan Parties and, to the knowledge of any Loan Party, the Public Parent in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate under GAAP. No Tax Lien, other than an Excepted Lien, has been filed and, to the knowledge of any Loan Party, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10    ERISA.

(a)    The Loan Parties and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)    Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c)    No act, omission or transaction has occurred which could result in imposition on the Borrower, any other Loan Party or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(d)    Full payment when due has been made of all amounts which the Borrower, the other Loan Parties or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e)    None of the Loan Parties nor any ERISA Affiliate sponsors, maintains or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any other Loan Party or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f)    None of the Loan Parties nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

Section 7.11    Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information (other than information of a general economic or industry specific nature) furnished in writing by or on behalf of the Loan Parties to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and other forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections and other forward looking statements are not to be viewed as facts and are subject to uncertainties and contingencies, and that actual results may vary and such variances may be material). There are no statements or conclusions in any Reserve Report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the other Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12    Insurance. The Loan Parties have (a) all insurance sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements including, without limitation, Flood Insurance, if required, and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance. No Loan Party owns any material Building (as defined in the applicable Flood Insurance Regulation) or material Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on a Mortgaged Property for which such Loan Party has not delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that (a) such Loan Party maintains Flood Insurance for such Building or Manufactured (Mobile) Home, or (b) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area, unless such Building or Manufactured (Mobile) Home has been expressly excluded from the property that is subject to the mortgage on such Mortgaged Property.

Section 7.13    Restriction on Liens. None of the Loan Parties is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Secured Parties on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.14    Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Parent has no Subsidiaries, the Parent has no Foreign Subsidiaries and each Subsidiary on such schedule is (a) a Wholly-Owned Subsidiary and (b) unless otherwise indicated, a Material Subsidiary.

Section 7.15    Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Amplify Energy Operating LLC; and the organizational identification number of the Borrower in its jurisdiction of organization is 4992976 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n) and Section 12.01(c)). Each Guarantor’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16    Properties; Titles, Etc.

(a)    Each of the Loan Parties has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report, and good title to all its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such other Loan Party’s net revenue interest in such Property.

(b)    All material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such leases or agreements, which could reasonably be expected to have a Material Adverse Effect.

(c)    The rights and Properties presently owned, leased or licensed by each Loan Party including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit each Loan Party to conduct its business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)    All of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards except for such failure as to condition or maintenance as could not be reasonably expected to have a Material Adverse Effect.

(e)    Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such other Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and the other Loan Parties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Loan Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time), and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Loan Parties. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned, in whole or in part, by the Loan Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Loan Parties, in a manner consistent with the Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18    Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Parent or any of its Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.19    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or the other Loan Parties’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20    Swap Agreements and Qualified ECP Guarantor. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Swap Agreements of the Borrower and each other Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements relating thereto and the counterparty to each such agreement. The Borrower has total assets exceeding $10,000,000 and is a Qualified ECP Guarantor.

Section 7.21    Use of Loans, Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to (a) provide additional liquidity for working capital and general corporate purposes and (b) fund distributions under the Plan of Reorganization and pay other administrative expenses of the Debtors incurred during the Bankruptcy Proceedings. The Loan Parties are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board. No Letter of Credit will be used to post margin or collateral to secure any Loan Party’s obligations under any Swap Agreement with a Person other than a Lender or an Affiliate of a Lender.

Section 7.22    Solvency. As of the Effective Date, after giving effect to the Transactions, including the incurrence of any Debt or obligations being incurred in connection herewith, the Parent is Solvent.

Section 7.23    Anti-Corruption Laws; Anti-Money Laundering; Sanctions.

(a)    None of the members of the Group or, to the knowledge of any Loan Party, any director, officer, employee, or agent acting on behalf of a member of the Group (i) (A) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or (B) offered, paid, given, promised to pay, authorized the payment of, or taken any action in furtherance of the payment of anything of value directly or, to the knowledge of any Loan Party, indirectly to a Government Official or any other person to improperly influence the recipient’s action or otherwise to obtain or retain business or to secure an improper business advantage, in the cases of clauses (A) and (B), in violation of any applicable Anti-Corruption Laws; or (ii) violated or is in violation of any provision of any Anti-Corruption Laws.

(b)    The operations of each member of the Group are and have been conducted at all times in compliance in all material respects with all applicable Anti-Money Laundering Laws and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving a member of the Group with respect to applicable Anti-Money Laundering Laws is pending and no such actions, suits or proceedings are threatened or contemplated.

(c)    In connection with this Agreement, the Loans and all of its business with the Lenders, the Borrower has not violated any economic or financial sanctions or trade embargoes implemented, administered or enforced by the French, UK or US governments or the UN or the EU or other relevant sanctions authority (collectively, “Sanctions”).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable under each Loan Document and all other amounts payable under the Loan Documents then outstanding (other than contingent obligations, tax gross-up or yield protection obligations in each case for which no claim has been made) shall have been paid in cash in full and all Letters of Credit shall have expired or terminated (other than Letters of Credit which have been cash collateralized (on terms reasonably acceptable to the Issuing Bank) or otherwise addressed in a manner satisfactory to the Issuing Bank) and all LC Disbursements shall have been reimbursed, each of the Parent and the Borrower covenants and agrees with the Lenders that:

Section 8.01    Financial Statements; Other Information. The Borrower or the Parent will furnish to the Administrative Agent and each Lender:

(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 105 days after the end of each fiscal year of the Parent, the Parent’s (or, if the Public Parent is a Passive Holding Company, the Public Parent’s) audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than any exception or qualification resulting from an upcoming maturity date of any Debt occurring within one year from the date of delivery of such report or any potential inability to satisfy a financial covenant on a future date or in a future period) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent (or, if the Public Parent is a Passive Holding Company, the Public Parent) and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that, if the Public Parent is a Passive Holding Company, the timely filing with the SEC of the Public Parent’s annual report on Form 10-K will satisfy the reporting requirements of this Section 8.01(a); provided, however, for any period in which such financial statements were prepared for both the Parent and the Public Parent, the Parent, at the request of the Administrative Agent, shall provide to the Administrative Agent and each Lender a written reconciliation between the financial statements of the Parent and the Public Parent in form and with detail reasonably satisfactory to the Administrative Agent.

(b)    Quarterly Financial Statements. For each of the first three fiscal quarters of the Parent’s fiscal year, as soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each such fiscal quarter of the Parent, the Parent’s (or, if the Public Parent is a Passive Holding Company, the Public Parent’s) consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent (or, if the Public Parent is a Passive Holding Company, the Public Parent) and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that, if the Public Parent is a Passive Holding Company, the timely filing with the SEC of the Public Parent’s quarterly reports on Form 10-Q will satisfy the reporting requirements of this Section 8.01(b); provided, however, for any period in which such financial statements were prepared for both the Parent and the Public Parent, the Parent, at the request of the Administrative Agent, shall provide to the Administrative Agent and each Lender a written reconciliation between the financial statements of the Parent and the Public Parent in form and with detail reasonably satisfactory to the Administrative Agent.

(c)    Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.13(a), Section 8.14(a) and Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) certifying a copy of the compliance certificate delivered for such fiscal period pursuant to any Permitted Unsecured Debt Document, if any, (v) certifying that the aggregate fair market value of all Property owned by all Subsidiaries that are not Loan Parties does not exceed $500,000, and (vi) certifying whether the Public Parent is or is not a Passive Holding Company. Each such certificate shall include reasonably detailed information regarding any Material Disposition consummated during the period covered by such certificate and give effect to such Material Disposition in the calculation of Consolidated EBITDAX for the purpose of the financial covenants and other financial metrics required under this Agreement.

(d)    Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Parent are not Loan Parties, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Subsidiaries that are not Loan Parties and the eliminating entries, in such form as would be presentable to the auditors of the Parent.

(e)    Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b) and the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a reasonably detailed summary of the Swap Agreements to which any Loan Party is a party on such date, which summary shall include information that is sufficient (as reasonably determined by the Administrative Agent) for purposes of determining the Borrowing Base hereunder including, without limitation, the type, term, effective date, termination date and notional amounts or volumes).

(f)    Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g)    Other Accounting Reports. Promptly upon receipt thereof, a copy of any “management letter” received by the Borrower or any of the Loan Parties by independent accountants that indicates, in the reasonable good faith judgment of the Board of Directors (or comparable governing body), as applicable, of the Borrower or any such other Loan Party, a material weakness in such Person’s internal controls or procedures and the management’s responses thereto.

(h)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Public Parent or any Loan Party with the SEC, or with any national or foreign securities exchange, or distributed by the Public Parent to its equityholders generally, as the case may be; provided that the timely filing with the SEC of any such materials or the posting of such documents (or providing a link thereto) on the Public Parent’s or such Loan Party’s website on the Internet at the Public Parent’s or such Loan Party’s website address will satisfy the reporting requirements of this Section 8.01(h).

(i)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(j)    Lists of Purchasers. Promptly following the written request of the Administrative Agent, a list of all Persons purchasing material quantities of Hydrocarbons from the Borrower or any other Loan Party.

(k)    Notice of Sales of Oil and Gas Properties. In the event the Borrower or any other Loan Party intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 9.12, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(l)    Notice of Casualty Events. Prompt written notice, and in any event within five Business Days, of the occurrence of any Casualty Event or, to the knowledge of any Loan Party, the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case, in respect of Property of the Borrower or of any Loan Party having a fair market value in excess of $10,000,000.

(m)    Incurrence of Permitted Unsecured Debt. In the event the Borrower intends to incur Permitted Unsecured Debt, 30 days’ prior written notice of such intended incurrence of such Permitted Unsecured Debt, the amount thereof and the anticipated date of closing and, promptly when available, a copy of the preliminary offering memorandum (if any), the final offering memorandum (if any) and the final term sheet (if any), as applicable.

(n)    Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within 30 days prior thereto (or such later date as the Administrative Agent may agree in its sole discretion)) of any change (i) in the Borrower or any Guarantor’s corporate name or in the ownership of its Properties, (ii) in the location of the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or corporate structure, (iv) in the Borrower’s or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower’s or any Guarantor’s federal taxpayer identification number.

(o)    Production Report and Lease Operating Statements. Concurrently with the delivery of each Reserve Report required to be delivered pursuant to Section 8.12(a), a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(p)    Notices of Certain Changes. Promptly, but in any event within five Business Days after the execution thereof, copies of any amendment, modification or supplement to any Organizational Document, any preferred stock designation or any other organic document of the Borrower or any other Loan Party.

(q)    Weekly Cash Balance. Prior to 5:00 p.m., New York City time, on each Wednesday, a report showing the balance of unrestricted cash (determined in a manner consistent with the financial statements delivered pursuant to Section 8.01(a) and (b)) and, upon the prior written request of the Administrative Agent (to the extent received by 5:00 p.m., New York City time, at least one Business Day in advance), the balance of restricted cash (determined in a manner consistent with the financial statements delivered pursuant to Section 8.01(a) and

(b)), as of the prior Friday in each deposit account, securities account and commodity account (other than any De Minimis Account (as defined in the Security Agreement) and any deposit account, securities account or commodity account held with Wells Fargo or an Affiliate of Wells Fargo) held by each Loan Party and each Subsidiary of a Loan Party.

(r)    Annual Budget and Updated Forecasted Financial Statements. As soon as available, but in any event not later than 60 days after the end of each fiscal year of the Parent, an annual budget of the Loan Parties in form and detail reasonably satisfactory to the Administrative Agent and forecasts prepared by management of the Borrower of consolidated balance sheets and income statements for the Loan Parties on a quarterly basis for the first year following the year for which such financial statements are then being delivered under Section 8.01(a) and on an annual basis for each year thereafter during the term of this Agreement.

(s)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any other Loan Party (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02    Notices of Material Events. The Borrower or the Parent will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    (i) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall have been rendered against a Loan Party (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding); provided that, any failure to deliver such notice shall not constitute a Default or Event of Default under Section 10.01(d) if the aggregate amount of such judgments at such time does not exceed $15,000,000;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the other Loan Parties in an aggregate amount exceeding $500,000; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03    Existence; Conduct of Business. Each of the Borrower and the Parent will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04    Payment of Obligations. Each of the Borrower and the Parent (a) will, (b) will cause each other Loan Party to, and (c) to the extent that any Loan Party would be liable therefor, will procure that the Public Parent will, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (x) the validity or amount thereof is being contested in good faith by appropriate proceedings, (y) the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (z) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any other Loan Party.

Section 8.05    Performance of Obligations under Loan Documents. The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each other Loan Party to, do and perform every act and discharge all of the obligations to be performed and discharged by it under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified, taking into consideration any grace periods therein.

Section 8.06    Operation and Maintenance of Properties. Each of the Borrower and the Parent at its sole expense will, and will cause each other Loan Party to:

(a)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)    keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and obsolescence excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities;

(c)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep materially unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(d)    promptly perform, or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(e)    operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements; and

(f)    to the extent that a Loan Party is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07    Insurance. Each of the Borrower and Parent will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies, insurance (a) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and (b) in accordance with all Governmental Requirements including, without limitation, Flood Insurance with respect to Mortgaged Property, if required. Within 30 days following the Effective Date, or such longer period as the Administrative Agent may agree in its sole discretion, the loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear, and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08    Books and Records; Inspection Rights. Each of the Borrower and the Parent will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of the Borrower and the Parent will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09    Compliance with Laws. Each of the Borrower and the Parent will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10    Environmental Matters.

(a)    Each of the Borrower and the Parent shall at its sole expense: (i) comply, and shall cause its Properties and operations and each other Loan Party and each other Loan Party’s Properties and operations to comply, with all applicable Environmental Laws, the violation of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s, the Parent’s or any other Loan Party’s Properties or any other property offsite the Property to the extent caused by the Borrower’s, the Parent’s or any other Loan Party’s operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all material Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s, the Parent’s or any other Loan Party’s Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each other Loan Party to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s, the Parent’s or any other Loan Party’s Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause each other Loan Party to conduct, its operations and businesses in a prudent manner relative to the exposure of any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each other Loan Party to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s, the Parent’s and each other Loan Party’s obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)    Each of the Borrower and the Parent will promptly, but in no event later than ten Business Days after obtaining knowledge of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or any other Loan Party or their Properties in connection with any Environmental Laws that could reasonably be expected to result in liability (whether individually or in the aggregate) in excess of $5,000,000, not fully covered by insurance (subject to normal deductibles).

(c)    Each of the Borrower and the Parent will, and will cause each other Loan Party to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by any Governmental Authority); provided that notwithstanding anything to the contrary in this Section 8.10(c), no boring, subsurface sampling or phase II environmental review shall be required with respect to any environmental assessments, audits or tests conducted pursuant to this Section 8.10(c).

Section 8.11    Further Assurances.

(a)    Each of the Borrower and the Parent at its sole expense will, and will cause each other Loan Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower, the Parent or any other Loan Party, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b)    Each of the Borrower and the Parent hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower, the Parent or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. Each of the Borrower and the Parent acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Loan Party or words of similar effect as may be required by the Administrative Agent.

Section 8.12    Reserve Reports.

(a)    On or before February 28 and August 31 of each year, commencing August 31, 2017, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties as of the immediately preceding January 1 and July 1 (or December 31 and June 30). The Reserve Report as of July 1 (or June 30) of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify (i) there are no statements or conclusions in such Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in any Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the other Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, and (ii) that such Reserve Report has been prepared in accordance with the procedures used in the immediately preceding January 1 (or December 31) Reserve Report. The Reserve Report as of January 1 of each year (or December 31 of the preceding year) shall be prepared or audited by one or more Approved Petroleum Engineers.

(b)    In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 (or December 31) Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in no event later than 30 days following the receipt of such request.

(c)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or a Loan Party owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any of the other Loan Parties to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties, setting forth the percentage of the total value of all the Oil and Gas Properties that such Mortgaged Properties represent and confirming that such percentage is in compliance with Section 8.14(a).

Section 8.13    Title Information.

(a)    On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 95% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)    If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 90 days of notice from the Administrative Agent that material title defects or exceptions exist with respect to such additional Properties, either (i) cure any such material title defects or exceptions (including defects or exceptions as to priority) that do not constitute Excepted Liens pursuant to Section 9.03, raised by such information, (ii) substitute acceptable Mortgaged Properties with no material title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (h) and (j) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 95% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c)    If the Borrower is unable to cure any material title defect requested by the Administrative Agent or the Lenders to be cured within the 90-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 95% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 90-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 95% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the Borrowing Base then in effect shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 95% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14    Additional Collateral; Additional Guarantors.

(a)    In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 95% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 95% of such total value, then the Borrower shall, and shall cause the other Loan Parties to, grant, (i) within 30 days (or such longer period of time as the Administrative Agent may agree in its sole discretion), of delivery of the certificate required under Section 8.12(a) or (ii) if such grant will result in a Lien on a Building (as defined in the applicable Flood Insurance Regulation) or a Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation), within 10 days of Lenders’ consent, deemed consent or declined consent to such Lien as contemplated by the last sentence of this Section 8.14(a), in each case, to the Administrative Agent as security for the Indebtedness a mortgage evidencing a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d), (f) and (g) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties of the Loan Parties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 95% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. For purposes of this Section 8.14(a), Lenders will be allowed 45 days (or such longer period as the Administrative Agent may agree in its sole discretion) from the date that such Lenders are provided information necessary for the completion of their flood due diligence to consent to the taking of additional Liens on Buildings (as defined in the applicable Flood Insurance Regulation) and Manufactured (Mobile) Homes (as defined in the applicable Flood Insurance Regulation) located on Oil and Gas Properties or otherwise and (i) any Lender who does not respond within such 45 day period (or such longer period as the Administrative Agent may agree in its sole discretion) will be deemed to have consented, and (ii) any Lender who declines consent shall not be considered secured by such Lien.

(b)    Each Loan Party shall, and shall cause each of its Material Subsidiaries to: (i) unconditionally guaranty, on a joint and several basis, the prompt payment and performance of the Indebtedness pursuant to the Guaranty Agreement, and (ii) grant to the Administrative Agent, pursuant to the Security Agreement, a perfected, first-priority security interest in all of the issued and outstanding Equity Interests in each Subsidiary of the Parent owned by such Material Subsidiary. In connection therewith, the Parent shall, or shall cause such Material Subsidiary, to promptly, but in any event within ten Business Days (or such later date as the Administrative Agent may agree in its sole discretion) after the creation or acquisition thereof (or other similar event, including an existing Subsidiary attaining the status of a Material Subsidiary), (A) execute and deliver an amendment or a supplement to the Guaranty Agreement as required by the Administrative Agent, (B) execute and deliver an amendment or supplement to the Security Agreement to pledge all of the Equity Interests in each Subsidiary of the Parent owned by such Material Subsidiary (including, without limitation, delivery of original stock or equity certificates evidencing the Equity Interests of any such Subsidiary so owned, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. Parent and Borrower shall cause any Person that guarantees the obligations with respect to any Permitted Unsecured Debt to execute and deliver to the Administrative Agent a Guaranty Agreement.

(c)    The Parent will at all times cause the other material tangible and intangible assets of the Parent and each Material Subsidiary to be subject to a Lien of the Security Instruments.

Section 8.15    ERISA Compliance. Each of the Borrower and the Parent will promptly furnish and will cause the other Loan Parties and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of

Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan that is subject to Title IV of ERISA, section 302 of ERISA, or Section 412 of the Code or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code, in connection with any Plan or any trust created thereunder that could reasonably be expected to result in liability of the Borrower and the other Loan Parties in an aggregate amount exceeding $500,000 (when taken together with all other such prohibited transactions that have occurred within the preceding 12 months), a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Parent, such other Loan Party or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.16    Commodity Price Risk Management Policy. The Loan Parties shall maintain a commodity price risk management policy, which policy shall be reasonably acceptable to the Administrative Agent; provided that such policy shall be subject to the review of the Administrative Agent no more than once every three years.

Section 8.17    Commodity Exchange Act Keepwell Provisions.

(a)    The Borrower hereby guarantees the payment and performance of all Indebtedness of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Benefitting Guarantor in order for such Benefitting Guarantor to honor its obligations (without giving effect to Section 8.17(b)) under the Guaranty Agreement and any other Security Instrument including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.17(a) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.17(a), or otherwise under this Agreement or any Loan Document, as it relates to such Benefitting Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.17(a) shall remain in full force and effect until all Indebtedness is paid in cash in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 8.17(a) constitute, and this Section 8.17(a) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Benefitting Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b)    Notwithstanding any other provisions of this Agreement or any other Loan Document, Indebtedness guaranteed by any Guarantor, or secured by the grant of any Lien by such Guarantor under any Security Instrument, shall exclude all Excluded Swap Obligations with respect to such Guarantor (in each case after giving effect to Section 8.17(a)).

Section 8.18    Hedging Requirements. On or prior to December 31, 2017, the Borrower or any other Loan Party shall enter into Swap Agreements on terms consistent with Section 9.18 with Approved Counterparties to hedge a notional volume of not less than, in the aggregate, 50% of the reasonably anticipated projected production of Hydrocarbons from Proved Developed

Producing Reserves included in the most recent Reserve Report for each calendar month during 2019 of crude oil, natural gas and natural gas liquids, (which, in the case of natural gas liquids, may be hedged with Swap Agreements for crude oil), each calculated separately.

Section 8.19    Deposit Accounts. The Loan Parties shall maintain all deposit accounts (other than Excluded Deposit Accounts (as defined in the Security Agreement)) with a Lender and such deposit accounts shall be subject to Control Agreements (as defined in the Security Agreement) in compliance with Section 4.13 of the Security Agreement.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable under each Loan Document and all other amounts payable under the Loan Documents then outstanding (other than contingent obligations, tax gross-up or yield protection obligations in each case for which no claim has been made) shall have been paid in cash in full and all Letters of Credit shall have expired or terminated (other than Letters of Credit which have been cash collateralized (on terms reasonably acceptable to the Issuing Bank) or otherwise addressed in a manner satisfactory to the Issuing Bank) and all LC Disbursements shall have been reimbursed, each of the Borrower and the Parent covenants and agrees with the Lenders that:

Section 9.01    Financial Covenants.

(a)    Interest Coverage Ratio. Each of the Borrower and the Parent will not, as of the last day of any fiscal quarter (commencing with the first full fiscal quarter ending after the Effective Date), permit the Parent’s (or, if the financial statements delivered pursuant to Section 8.01(a) or Section 8.01(b) for such fiscal quarter is in respect of the Public Parent, the Public Parent’s) ratio of (i) Consolidated EBITDAX (or, in the case of any fiscal quarter ending on or before March 31, 2018, Annualized Consolidated EBITDAX) for the four fiscal quarter period (or, in the case of Annualized Consolidated EBITDAX, the one, two or three fiscal quarter period, as applicable) ending on such day to (ii) Consolidated Net Interest Expense (or, in the case of any fiscal quarter ending after the Effective Date but on or prior to March 31, 2018, Annualized Consolidated Net Interest Expense) for the four fiscal quarter period (or, in the case of Annualized Consolidated Net Interest Expense, the one, two or three fiscal quarter period, as applicable) ending on such day to be less than 2.50 to 1.00.

(b)    Current Ratio. Each of the Borrower and the Parent will not permit, as of the last day of any fiscal quarter (commencing with the first full fiscal quarter ending after the Effective Date), the Parent’s (or, if the financial statements delivered pursuant to Section 8.01(a) or Section 8.01(b) for such fiscal quarter is in respect of the Public Parent, the Public Parent’s) ratio of (i) consolidated current assets (including the unused amount of the total Commitments (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement including, without limitation, Section 6.02 hereof), and excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities (excluding non-cash obligations under ASC 815 and current maturities under this Agreement) of the Parent (or, if the financial statements delivered pursuant to Section 8.01(a) or Section 8.01(b) for such fiscal quarter is in respect of the Public Parent, the Public Parent) to be less than 1.0 to 1.0.

(c)    Leverage Ratio. Each of the Borrower and the Parent will not, as of the last day of any fiscal quarter (commencing with the first full fiscal quarter ending after the Effective Date), permit the Parent’s (or, if the financial statements delivered pursuant to Section 8.01(a) or Section 8.01(b) for such fiscal quarter is in respect of the Public Parent, the Public Parent’s) ratio of Total Debt as of such day to Consolidated EBITDAX (or, in the case of any fiscal quarter ending on or before March 31, 2018, Annualized Consolidated EBITDAX) for the four fiscal quarter period (or, in the case of Annualized Consolidated EBITDAX, the one, two or three fiscal quarter period, as applicable) ending on such day (such ratio, the “Leverage Ratio”) to be greater than 4.00 to 1.00.

Section 9.02    Debt. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)    the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents;

(b)    accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)    Debt under Capital Leases not to exceed $10,000,000 in the aggregate at any one time outstanding;

(d)    Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(e)    endorsements of negotiable instruments for collection in the ordinary course of business;

(f)    in the event after any redetermination or adjustment of the Borrowing Base, Liquidity (calculated on a pro forma basis after taking into account the repayment of any Borrowing Base Deficiency resulting from such redetermination or adjustment of the Borrowing Base) is less than $50,000,000, within 90 days after such redetermination or adjustment, Permitted Unsecured Debt and guarantees thereof by any Loan Party; provided that the proceeds of such Permitted Unsecured Debt are applied, first, to repay in full any such Borrowing Base Deficiency caused by such redetermination or adjustment of the Borrowing Base;

(g)    other Debt not to exceed $10,000,000 in the aggregate at any one time outstanding; and

(h)    unsecured Debt of the Borrower or a Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor; provided that any such Debt owed by either the Borrower or a Subsidiary Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement and represented by the Intercompany Note.

Section 9.03    Liens. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)    Liens securing the payment of any Indebtedness;

(b)    Excepted Liens;

(c)    Liens securing Capital Leases permitted by Section 9.02(c), but only on the Property under lease; or

(d)    Liens (other than Liens securing Debt for borrowed money) not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(d) shall not exceed $2,000,000 at any time outstanding.

Notwithstanding the foregoing, (i) none of the Liens permitted pursuant to this Section 9.03 (other than Liens securing the Indebtedness and Excepted Liens) may at any time attach to any Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base and (ii) none of the Borrower, the Parent or any of their respective Subsidiaries may incur Liens on any of their Properties to secure obligations under Swap Agreements entered into with any Person that is not a Secured Swap Provider.

Section 9.04    Dividends, Distributions and Repayment of Permitted Unsecured Debt.

(a)    Restricted Payments. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (i) the Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Loan Parties may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Public Parent, the Parent and the Parent’s Subsidiaries (including, for the avoidance of doubt, such payments as are required by the Memorial Production Partners GP LLC Long-Term Incentive Plan (filed as Exhibit 10.7 to Current Report on Form 8-K (File No. 001-35364) filed by Memorial Production Partners LP on December 15, 2011)), if such stock option plans and other benefit plans have not been amended or otherwise modified prior to November 1, 2017; provided that, any Restricted Payment made pursuant to this clause (iii) to any director (or the member of the comparable governing body) of the Public Parent, the Parent or the Parent’s Subsidiaries shall only be permitted if (A) no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom, (B) such Restricted Payment is made in the ordinary course of business and (C) immediately after giving effect to such Restricted Payment, (x) the pro forma Leverage Ratio shall not exceed 3.50 to 1.00 and (y) Liquidity is no less than 15% of the Borrowing Base at such time and (iv) the Loan Parties may make Restricted Payments to the Public Parent, the Parent and the Borrower for the purpose of (A) permitting the Public Parent, the Parent and the Parent’s Subsidiaries, who are required to include in income any income or gain from the operations, business or assets of the Parent and the Parent’s Subsidiaries for U.S. federal income Tax purposes, to pay federal, state and local income Taxes, franchise Taxes, and similar Taxes to the extent attributable to such operations, business or assets; provided that the amount of payments pursuant to this clause (iv)(A) at any time shall not exceed the Tax liabilities that would have been imposed on the Parent, the Borrower and/or their applicable Subsidiaries had such entity(ies) filed on a stand-alone group basis at such time for the respective period and the Parent had been classified as a corporation for federal income Tax purposes and (B) permitting the Public Parent and the Parent to pay reasonable compensation and expenses of directors and officers of the Public Parent and the Parent incurred in the ordinary course of business.

(b)    Repayment of Permitted Unsecured Debt; Amendment of Terms of Permitted Unsecured Debt. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, prior to the date that is 180 days after the Maturity Date:

(i)    call, make or offer to make any optional, voluntary or mandatory Redemption of or otherwise optionally, voluntarily or mandatorily Redeem (whether in whole or in part), or make open market purchases of or pay any fees or premiums in connection with, any Permitted Unsecured Debt;

(ii)    pay interest in cash at a rate in excess of 3% per annum on any Permitted Unsecured Debt;

(iii)    pay default interest in cash on any Permitted Unsecured Debt;

(iv)    pay interest (excluding default interest) in kind, together with interest payable in cash, on any Permitted Unsecured Debt at a rate in excess of the weighted average interest rate applicable to the Loans at the time of incurrence of such Permitted Unsecured Debt; or

(v)    amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Permitted Unsecured Debt Documents in any manner that would cause the Debt incurred to cease to constitute Permitted Unsecured Debt.

Section 9.05    Investments and Loans. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person or any intercompany loans, except that the foregoing restriction shall not apply to:

(a)    Investments as of the Effective Date which are disclosed to the Lenders in Schedule 9.05;

(b)    accounts receivable arising in the ordinary course of business and promissory notes received in settlement of any such accounts receivable; provided that any such accounts receivable or extensions of trade credit to Affiliates of the Borrower (other than a Subsidiary Guarantor) shall not exceed $1,000,000 (or such greater amount as the Administrative Agent may agree to in its sole discretion) at any time outstanding;

(c)    direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d)    commercial paper maturing within one year from the date of creation thereof having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively;

(e)    deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of America of any other bank or trust company which is organized under the laws of the United States of America or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(f)    deposits in money market funds investing not less than 90% of their assets in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g)    Investments (i) made by the Parent in or to the Borrower or any of the Subsidiary Guarantors, (ii) made by the Borrower or any Subsidiary in or to the Borrower or any Subsidiary Guarantor, (iii) in an aggregate amount at any one time outstanding not to exceed $500,000, made by the Parent or any other Loan Party in or to all other Subsidiaries which are not Guarantors and (iv) made by any Subsidiary which is not a Guarantor in any Subsidiary; and

(h)    other Investments not to exceed $10,000,000 in the aggregate at any time.

Section 9.06    Nature of Business; No International Operations. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America.

Section 9.07    Limitation on Leases. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases to the extent such Capital Leases do not go beyond the value and terms of the leased property and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the other Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $15,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08    Proceeds of Notes. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, use the proceeds of the Notes for any purpose other than those described in the first sentence of Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X, or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09    ERISA Compliance. Each of the Borrower and the Parent will not, and will not permit any other Loan Party to, at any time:

(a)    engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any other Loan Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)    terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, any other Loan Party or any ERISA Affiliate to the PBGC;

(c)    fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, any other Loan Party or any ERISA Affiliate is required to pay as contributions thereto;

(d)    permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan;

(e)    permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any other Loan Party or any ERISA Affiliate which is regulated under Title IV of ERISA to materially exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities such that a determination would result that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); provided that the term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA;

(f)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g)    acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or any other Loan Party or with respect to any ERISA Affiliate of the Borrower or any other Loan Party if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan materially exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities such that a determination would result that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(h)    incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j)    amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any other Loan Party or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

Section 9.10    Sale or Discount of Receivables. Except for receivables obtained by the Loan Parties out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, each of the Borrower and the Parent will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11    Mergers, Etc. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”) or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), terminate or discontinue its business; provided that so long as no Default has occurred and is continuing, or would result after giving effect thereto, (a) any Wholly-Owned Subsidiary of the Borrower may participate in a consolidation with any other Wholly-Owned Subsidiary of the Borrower, and the Borrower may participate in a consolidation with any Wholly-Owned Subsidiary of the Borrower so long as the Borrower is the surviving Person, (b) any Subsidiary of the Borrower may liquidate, wind-up, dissolve, terminate or discontinue its business so long as such event is not disadvantageous to the Administrative Agent and the Lenders in any material respect and any remaining assets are transferred to, or disposed of in favor of, a Loan Party, provided that such transfer or disposition is a tax-free transaction for U.S. federal, state, and local income tax purposes, unless the income Tax liabilities resulting therefrom could not be reasonably expected to have a Material Adverse Effect and (c) any Subsidiary of the Borrower may merge into or consolidate with any other Person to consummate a disposition permitted under Section 9.12.

Section 9.12    Sale of Properties. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property except for:

(a)    the sale of Hydrocarbons in the ordinary course of business;

(b)    farmouts of undeveloped acreage and assignments in connection with such farmouts;

(c)    the sale or transfer of equipment that is no longer necessary for the business of a Loan Party or is replaced by equipment of at least comparable value and use;

(d)    Casualty Events;

(e)    sales or other dispositions (including Permitted Asset Swaps) of Oil and Gas Properties or any interest therein or Subsidiaries owning Oil and Gas Properties; provided that (i) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (in each case, as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying to that effect), (ii) unless such disposition is a Permitted Asset Swap, not less than 75% of the proceeds of such sale or other disposition of Oil and Gas Property shall be in cash, (iii) no Default or Event of Default has occurred and is continuing or would result from such sale or disposition, as applicable, (iv) if such sale or disposition would reasonably expected to result in an automatic redetermination of the Borrowing Base pursuant to Section 2.07(f), the Borrower delivers prior written notice thereof to the Administrative Agent at least five Business Days prior to such sale or disposition, (v) if a Borrowing Base Deficiency would result from such sale or disposition as a result of an automatic redetermination of the Borrowing Base pursuant to Section 2.07(f), the Borrower prepays Borrowings, prior to or contemporaneously with the consummation of such sale or disposition, to the extent that such prepayment would have been required under Section 3.04(c)(iii) after giving effect to such automatic redetermination of the Borrowing Base and (vi) if any such sale or other disposition is of Equity Interests in a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of the Loan Parties in such Subsidiary; provided further that the fair market value of all Oil and Gas Properties sold or otherwise disposed of in connection with a Permitted Asset Swap shall not exceed $10,000,000 (or such greater amount as the Majority Lenders may agree in their sole discretion) in the aggregate between any two consecutive Scheduled Redetermination Dates.

(f)    Restricted Payments, Investments, sales or discounts of receivables, consolidations and sale and leaseback transactions permitted by Sections 9.04(a), 9.05, 9.10, 9.11 (other than Section 9.11(c)) and 9.22, respectively; and

(g)    sales and other dispositions of Properties not regulated by Section 9.12(a) to (f) having a fair market value not to exceed $7,500,000 in the aggregate during any 12-month period.

For the sake of clarity, the forfeiture of all or any portion of any lease as the result of a decision by any Loan Party not to drill any well or take any other action necessary to maintain such lease in full force and effect is not a sale or other disposition which is subject to this Section 9.12.

Section 9.13    Environmental Matters. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work, under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial work could reasonably be expected to have a Material Adverse Effect.

Section 9.14    Transactions with Affiliates. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Loan Parties) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the foregoing restriction shall not apply to (a) reasonable and customary fees paid to members of the Board of Directors of the Borrower or the Loan Parties, (b) compensation arrangements for directors (or the members of the comparable governing body), officers and other employees of the Borrower or the Loan Parties entered into in the ordinary course of business (including, for the avoidance of doubt, the arrangements contemplated by the Form of Key Employee Retention Bonus Agreement for Senior Management (filed as Exhibit 10.5 to Current Report on Form 10-K (File No. 001-35364) filed by Memorial Production Partners LP on March 10, 2017), the Form of Key Employee Retention Bonus Agreement (filed as Exhibit 10.5 to Current Report on Form 10-K (File No. 001-35364) filed by Memorial Production Partners LP on March 10, 2017) and the Memorial Production Partners LP Key Employee Incentive Plan (filed as Exhibit 10.7 to Current Report on Form 10-K (File No. 001-35364) filed by Memorial Production Partners LP on March 10, 2017 (collectively, the “Plans”); provided that after the Effective Date such Plans have not been amended or otherwise modified (other than any termination thereof) prior to November 1, 2017) or (c) transactions approved by the independent directors (or the independent members of the comparable governing body) or the conflicts committee of the Board of Directors of the Parent and/or the Public Parent; provided that, fees and compensation paid in cash to members of the Board of Directors of the Public Parent, the Borrower and the other Loan Parties shall be reasonable and customary for similarly-situated oil and gas exploration and production companies.

Section 9.15    Subsidiaries. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, create or acquire any additional subsidiary unless such subsidiary is a Wholly-Owned Subsidiary and the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b) and Section 8.14(c). The Parent shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.11. Neither the Parent nor any Subsidiary shall have any Foreign Subsidiaries.

Section 9.16    Negative Pledge Agreements; Dividend Restrictions. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, Capital Leases creating Liens permitted by Section 9.03(c)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties or, except for restrictions substantially no more restrictive than those in Section 9.04(a) hereof, restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which, except for dividend or distribution restrictions as aforesaid, requires the consent of or notice to other Persons in connection therewith.

Section 9.17    Gas Imbalances, Take-or-Pay or Other Prepayments. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any other Subsidiary that would require the Borrower or such other Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed three bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 9.18    Swap Agreements.

(a)    Each of the Borrower and the Parent will not, and will not permit any Loan Party to, enter into any Swap Agreements with any Person other than:

(i)    Swap Agreements in respect of commodities (A) with an Approved Counterparty and (B) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from proved Oil and Gas Properties included in the most recent Reserve Report for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, (which, in the case of natural gas liquids, may be hedged with Swap Agreements for crude oil), each calculated separately; provided that Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves, in the aggregate, do not account for greater than 50% of the total Proved Reserves;

(ii)    [reserved];

(iii)    Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (A) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the other Loan Parties then in effect effectively converting interest rates from fixed to floating) do not exceed 100% of the then outstanding principal amount of the Loan

Parties’ Debt for borrowed money which bears interest at a fixed rate and (B) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the other Loan Parties then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Loan Parties’ Debt for borrowed money which bears interest at a floating rate; and

(iv)    Swap Agreements entered into in the ordinary course of the Loan Parties’ business in respect of Emissions Credits; provided that the aggregate amount that is owing but unpaid by the Loan Parties under all such Swap Agreements shall not exceed $1,000,000 in the aggregate at any time.

(b)    In no event shall any Swap Agreement contain any requirement, agreement or covenant for a Loan Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures except to the extent provided pursuant to the Loan Documents.

(c)    Each of the Borrower and the Parent will not, and will not permit any Loan Party to, incur or permit to exist any speculative Swap Agreements.

(d)    Each of the Borrower and the Parent will not, and will not permit any Loan Party to, Liquidate any Swap Agreement in respect of commodities unless (x) if such Swap Liquidation would result in an automatic redetermination of the Borrowing Base pursuant to Section 2.07(f), the Borrower delivers reasonable prior written notice thereof to the Administrative Agent, and (y) if a Borrowing Base Deficiency would result from such Swap Liquidation as a result of an automatic redetermination of the Borrowing Base pursuant to Section 2.07(f), the Borrower prepays Borrowings, prior to or contemporaneously with the consummation of such Swap Liquidation to the extent that such prepayment would have been required under Section 3.04(c)(iii), Section 3.04(c)(iv) and Section 3.04(c)(iv) after giving effect to such automatic redetermination of the Borrowing Base.

Section 9.19    [Reserved].

Section 9.20    Marketing Activities.

(a)    Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Loan Party that the Borrower or one of the other Loan Party has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken, and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

(b)    Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, amend in any material respect the written Hydrocarbon Marketing Policy delivered to the Lenders pursuant to Section 6.01(p) without the prior written consent of the Administrative Agent and the Majority Lenders.

Section 9.21    Holding Company. The Parent will remain a holding company and not own any real property, immovable property or material assets, incur indebtedness, liens or liabilities, make Restricted Payments or engage in any operations or business (other than (a) its direct or indirect ownership of its Domestic Subsidiaries, (b) providing employees and related services to its Subsidiaries, (c) making or holding Investments permitted under Section 9.05 (other than Section 9.05(b) and (h)), (d) incurring Permitted Unsecured Debt and providing guarantees of the Indebtedness permitted under Section 9.02(a) and (f) and (e) making Restricted Payments permitted under Section 9.04(a).

Section 9.22    Sale and Leaseback. Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

Section 9.23    Amendments to Organizational Documents; Changes in Fiscal Year End.

(a)    Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents in any manner that would be adverse to the Lenders in any material respect.

(b)    Each of the Borrower and the Parent will not, and will not permit any Subsidiary to, change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively

Section 9.24    [Reserved].

Section 9.25    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(a)    None of the members of the Group nor, to the knowledge of Borrower, any director, officer, employee, or agent acting on behalf of any of the foregoing shall (i)(A) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or (B) offer, pay, give, promise to pay, authorize the payment of, or take any action in furtherance of the payment of anything of value directly or, to the knowledge of any Loan Party, indirectly to a Government Official or any other person to improperly influence the recipient’s action or otherwise to obtain or retain business or to secure an improper business advantage, in the case of clauses (A) and (B), in violation of any applicable Anti-Corruption Laws or (ii) by act or omission, violate any Anti-Corruption Laws.

(b)    Each Loan Party (i) shall and shall cause each other member of the Group to, conduct its operations at all times in compliance in all material respects with all applicable Anti-Money Laundering Laws and (ii) shall not, directly or, to the knowledge of any Loan Party, indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person for the purpose of financing or facilitating any activity that would violate any applicable Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions.

(c)    The Borrower will not involve or include, directly or indirectly, any person that is a subject of Sanctions in any of its dealings with the Administrative Agent, the Issuing Bank or the Lenders or related to this Agreement.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01    Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower, any other Loan Party or the Public Parent in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or, to the extent that any such representation or warranty is qualified by materiality, such representation or warranty shall prove to have been incorrect in any respect) when made or deemed made;

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, Section 8.03 (with respect to the legal existence of the Parent and the Borrower), Section 8.14, Section 8.18 or in Article IX of this Agreement;

(e)    any Loan Party or the Public Parent shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender), or (B) a Responsible Officer of the Borrower, the Public Parent or such other Loan Party otherwise becoming aware of such default;

(f)    any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to all applicable cure periods);

(g)    (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) any event or condition (other than a “termination event” as set forth in Sections 5(b)(1), 5(b)(2), 5(b)(3) and 5(b)(4) of the 1992 ISDA Master Agreement form of the International Swaps and Derivatives Association or in Sections 5(b)(1), 5(b)(2), 5(b)(3), 5(b)(4) and 5(b)(5) of the 2002 ISDA Master Agreement form of the International Swaps and Derivatives Association) that enables or permits (after giving effect to all applicable notice and cure periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any other Loan Party to make an offer in respect thereof;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any other Loan Party or the Public Parent or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any other Loan Party or the Public Parent or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    any Loan Party or the Public Parent shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any other Loan Party or the Public Parent or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder of the Borrower shall make any request or take any action for the purpose of calling a meeting of the equityholders of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs;

(j)    any Loan Party or the Public Parent shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    (i) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more final, non-appealable non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment;

(l)    the Loan Documents (including, without limitation, each Subordination Agreement) after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party party thereto or the Public Parent (or, in the case of any Subordination Agreement, against any other party thereto) or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any material part of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any other Loan Party or any of their Affiliates shall so state in writing;

(m)    a Change in Control shall occur; or

(n)    an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent and its Subsidiaries in an aggregate amount exceeding $10,000,000 for all periods.

Section 10.02    Remedies.

(a)    In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)    In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)    All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i)    first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)    second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii)    third, pro rata to payment of accrued interest on the Loans;

(iv)    fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) Indebtedness referred to in clause (b) of the definition of Indebtedness owing to a Secured Swap Provider and (C) Indebtedness referred to in clause (c) of the definition of Indebtedness owing to a Bank Products Provider, in proportion to the amounts described in this clause fourth held by the Lenders, the Secured Swap Providers and the Bank Product Providers;

(v)    fifth, pro rata to any other Indebtedness;

(vi)    sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vii)    seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to a Secured Swap Provider (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clause fourth above by Secured Swap Providers that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clause fourth above).

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01    Appointment; Powers.

(a)    Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions (other than Sections 11.06, 11.10 and 11.12). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Secured Swap Provider or Bank Products Provider) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on collateral granted by any of the Loan Parties to secure any Indebtedness, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, subagents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Article XI and Article XII (including Section 12.03, as though such co-agents, subagents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 11.02    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, except as may be necessary for the Administrative Agent to be an “agent,” “collateral agent” or “representative” of the Secured Parties within the meaning of such terms under Section 9-102(a)(72), 9-502 and 9-503 of the Uniform Commercial Code, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03 and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the other Loan Parties that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered (or deemed delivered) hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Loan Parties or any other obligor or guarantor, (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein or (viii) the utilization of the Issuing Bank’s LC Commitment (it being understood and agreed that the Issuing Bank shall monitor compliance with the LC Commitment without any further action by the Administrative Agent). For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03    Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to take any discretionary action or exercise any discretionary power hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken, and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law (including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy law). The Administrative Agent shall not be liable to any Lender or any Issuing Bank for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.

Section 11.05    Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 11.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    With effect from the Resignation Effective Date, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 11.07    Administrative Agent as Lender. The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the bank serving as the Administrative Agent hereunder in its individual capacity. Such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any other Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of the other Loan Parties of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or the other Loan Parties. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Linklaters LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Loan Parties, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10    Authority of Administrative Agent to Release Collateral and Liens.

(a)    Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Secured Swap Provider or Bank Products Provider) and the Issuing Bank irrevocably authorize the Administrative Agent, and the Administrative Agent hereby agrees:

(i)    to release any Lien on any collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitments, the expiration or termination of all Letters of Credit (other than Letters of Credit which have been cash collateralized (on terms reasonably acceptable to the Issuing Bank) or otherwise addressed in a manner satisfactory to the Issuing Bank) and payment in cash in full of all Indebtedness (other than (1) contingent obligations, tax gross-up or yield protection obligations in each case for which no claim has been made and (2) obligations and liabilities under Swap Agreements and Bank Products as to which arrangements satisfactory to the applicable Secured Swap Provider or Bank Products Provider, as applicable, shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, (C) that is owned by any Subsidiary Guarantor who has been released from its obligations under the Loan Documents pursuant to Section 10.10(a)(iii) or (D) if approved, authorized or ratified in writing in accordance with Section 12.02;

(ii)    to subordinate any Lien on any collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Excepted Lien or Lien permitted pursuant to Section 9.03(c); and

(iii)    to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Guarantor as a result of a transaction permitted under the Loan Documents.

(b)    Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.10. In each case as specified in this Section 11.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of collateral from the assignment and security interest granted under the Security Instruments or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.10. In the case of any such sale, transfer or disposal of any property constituting collateral in a transaction permitted pursuant to Section 9.12, the Liens created by any of the Security Instruments on such property shall be automatically released without need for further action by any person.

(c)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the collateral.

Section 11.11     Swap Agreements. No Secured Swap Provider that obtains the benefits of Section 10.02(c) or any collateral by virtue of the provisions hereof or of any Security Instrument shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the collateral (including the release or impairment of any collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Swap Agreements unless the Administrative Agent has received written notice of such Swap Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Swap Provider.

Section 11.12    Intercreditor and Subordination Agreements.

(a)    Each of the Lenders, the Issuing Bank and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, modification, refinancing or replacement of any Permitted Unsecured Debt, any Subordination Agreement (which, for the avoidance of doubt, shall include the terms set forth in Annex III hereto or such other terms as may be agreed by the Borrower, the Administrative Agent and the Majority Lenders) and (ii) any documents relating to any of the foregoing.

(b)    Each of the Lenders, the Issuing Bank and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Subordination Agreement that the Borrower may from time to time request (A) to give effect to any establishment, incurrence, amendment, modification, refinancing or replacement of any Permitted Unsecured Debt in accordance with the terms hereof, or (B) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute a Subordination Agreement if executed at such time as a new agreement.

(c)    Each of the Lenders, the Issuing Bank and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Instrument to add or remove any legend that may be required pursuant to any such Subordination Agreement.

(d)    The Administrative Agent shall have the benefit of the provisions of Article XI with respect to all actions taken by it pursuant to this Section 11.12 or in accordance with the terms of any such Subordination Agreement to the full extent thereof.

ARTICLE XII

MISCELLANEOUS

Section 12.01    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail or telecopy, as follows:

(i)    if to the Public Parent, the Borrower or any other Loan Party, to it c/o Amplify Energy Operating LLC, 500 Dallas Street, Suite 1600, Houston, Texas 77002, Attn: Robert L. Stillwell, Jr., Chief Financial Officer (email: bobby.stillwell@amplifyenergy.com);

(ii)    if to the Administrative Agent, to it at Wells Fargo Bank, National Association, 1000 Louisiana Street, 9th Floor, Houston, Texas 77002, Attn: Bryan McDavid (Telecopy No.: (713) 652-5874; email: Bryan.M.McDavid@wellsfargo.com);

(iii)    if to the Issuing Bank, to it at Wells Fargo Bank, National Association, 1525 W WT Harris Blvd., 1st Floor, MAC D1109-019, Charlotte, NC 28262, Attn: Agency Services (Telecopy No.: (704) 590-2782), with a copy to Wells Fargo Bank, National Association, 1000 Louisiana Street, 9th Floor, Houston, Texas 77002, Attn: Bryan McDavid (Telecopy No.: (713) 652-5874; email: Bryan.M.McDavid@wellsfargo.com); and

(iv)    if to any other Lender, to it at its address (or electronic mail address or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopy or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02    Waivers; Amendments.

(a)    No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor any provision hereof nor any other Loan Documents nor any provision thereof may be waived, amended or modified, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment, Elected Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify in any manner Section 2.07 without the consent of each Lender (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed by Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than the waiver of interest at the default rate pursuant to Section 3.02(c)), or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender directly and adversely affected thereby, (v) change Section 4.01(b), Section 4.01(c) or Section 10.02(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (vi) waive or amend Section 3.04(c), Section 6.01 or, except as otherwise provided in clause (x) below, Section 8.14 without the written consent of each Lender (other than any Defaulting Lender), (vii) waive or amend Section 12.14 without the written consent of each Lender (other than any Defaulting Lender) and each Secured Swap Provider affected thereby, (viii) waive or amend Section 12.15 without the written consent of each Secured Swap Provider affected thereby, (ix) release any Guarantor (except pursuant to a transaction permitted hereunder, as set forth in Section 11.10 or in the Guaranty Agreement) or release all or substantially all of the Property subject to a lien and security interest in favor of the Administrative Agent pursuant to any Security Instrument (other than as provided in Section 11.10) without the written consent of each Lender (other than any Defaulting Lender), (x) reduce the percentage set forth in Section 8.14(a) to less than (A) 95% without the written consent of the Required Lenders or (B) 80% without the written consent of each Lender, (xi) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or under any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender), (xii) or change the definition of the terms “Domestic Subsidiary,” “Foreign Subsidiary,” “Material Subsidiary” or “Subsidiary,” without the written consent of the Required Lenders or (xiii) materially, adversely and disproportionately affect (A) a Secured Swap Provider as compared to the other Secured Parties or (B) the Secured Swap Providers as compared to the Lenders without the written consent of each Secured Swap Provider directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Loan Parties and Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03    Expenses, Indemnity; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of outside counsel and other outside consultants for the Administrative Agent, the reasonable and documented out-of-pocket travel, photocopy, mailing, courier, telephone and other similar expenses, including all Syndtrak (or similar service) expenses, and the reasonable and documented out-of-pocket cost of environmental assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of outside counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) if a Default has occurred and is continuing, all documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the documented fees, charges and disbursements of any outside counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY OUTSIDE COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT (PROVIDED THAT THE INDEMNIFICATION IN THIS CLAUSE (i) SHALL NOT EXTEND TO DISPUTES SOLELY BETWEEN OR AMONG THE LENDERS, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE

SUCCESSORS OR ASSIGNS TO THE EXTENT SUCH DISPUTE DOES NOT INVOLVE AND IS NOT RELATED TO ANY ACT, OMISSION OR REPRESENTATION ON THE PART OF THE BORROWER, ANY GUARANTOR OR AFFILIATES THEREOF), (ii) THE FAILURE OF THE PUBLIC PARENT, THE BORROWER OR ANY OTHER LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE PUBLIC PARENT, THE BORROWER AND THE OTHER LOAN PARTIES BY THE PUBLIC PARENT, THE BORROWER AND THE OTHER LOAN PARTIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE PUBLIC PARENT, THE BORROWER OR ANY OTHER LOAN PARTY REGARDING ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE PUBLIC PARENT, THE BORROWER OR ANY OTHER LOAN PARTY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE PUBLIC PARENT, THE BORROWER OR ANY OTHER LOAN PARTY, (x) THE PAST OWNERSHIP BY THE PUBLIC PARENT, THE BORROWER OR ANY OTHER LOAN PARTY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE PUBLIC PARENT, THE BORROWER OR ANY OTHER LOAN PARTY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PUBLIC PARENT, THE BORROWER OR ANY OF THE OTHER LOAN PARTIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PUBLIC PARENT, THE BORROWER OR ANY OF THE OTHER LOAN PARTIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM,

LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; provided THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES OR RELATED EXPENSES (A) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, OR (B) ARE IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS HAVE OBTAINED TITLE AND POSSESSION OF SUCH PROPERTY BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE).

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)    The Borrower hereby assumes, and agrees to pay, all expense reimbursement and indemnification obligations of the Prepetition RBL Borrower under the Prepetition RBL Credit Agreement to the Administrative Agent (as defined in the Prepetition RBL Credit Agreement), the Prepetition RBL Lenders and the other Indemnitees (as defined in the Prepetition RBL Credit Agreement) including, without limitation, pursuant to Section 5.03, Section 12.03(a) and Section 12.03(b) of the Prepetition RBL Credit Agreement.

(e)    To the extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, this waiver and agreement shall not limit the Loan Parties’ indemnification obligations to the extent set forth in this Agreement or the other Loan Documents to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder or thereunder.

(f)    All amounts due under this Section 12.03 shall be payable not later than ten Business Days after written demand therefor accompanied by appropriate documentation thereof.

Section 12.04    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower; provided that no consent of the Borrower shall be required if such assignment is to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of such a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)    the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)    in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Parent, any Affiliate of the Parent or a natural person; and

(F)    the Applicable Percentage of Maximum Credit Amount and Elected Commitment assigned are equal.

(iii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable Tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other Person (other than the Parent, any Affiliate of the Parent or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition, such agreement must provide that the Participant be bound by the provisions of this Section 12.04. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (in each case, without duplication of any benefits afforded the Lender granting such participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05    Survival; Revival; Reinstatement.

(a)    All covenants, agreements, representations and warranties made by the Borrower or the Parent herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01 (subject to Section 5.01(d)), Section 5.02 (subject to the proviso in the last sentence thereof), Section 5.03 (subject to the proviso in the last sentence of Section 5.03(c)) and Section 12.03 (for a period of two years after the Maturity Date) and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and each Lender’s Commitment or the termination of this Agreement, any other Loan Document or any provision hereof or thereof; provided, that any time limitation on the survival of any provision hereunder shall be tolled for any claims filed prior to the expiration of such time limitation until two months after final, non-appealable adjudication of any such claim.

(b)    To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to the extent of a recovery in respect thereof, the Indebtedness so satisfied, shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower and the Parent shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06    Counterparts; Integration; Effectiveness.

(a)    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Without limiting the generality of the foregoing, “set off” as used herein shall include the set off and application of any amounts owed by any Lender or its Affiliates to any Loan Party under any Swap Agreement against all obligations and indebtedness owed by such Loan Party to such Lender under this Agreement or the other Loan Documents, whether direct or indirect, contingent or liquidated, matured or unmatured, including, without limitation, any amounts owed under any participation in amounts owed by the Borrower to such Lender purchased by such Lender (or its Affiliates) under Section 4.01(c) or any other similar provisions for the pro rata sharing of payments received from or on behalf of the Loan Parties among the Lenders.

Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)    Governing Law. This Agreement, the Notes and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)    Submission to Jurisdiction. The Borrower and each Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing relating to this Agreement or any other Loan Document, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender, may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. The Borrower and each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(e)    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND CONSENT AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.10    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 12.11    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that, subject to the Borrower’s obligation to reimburse expenses under Section 12.03, it shall use commercially reasonable efforts to seek to obtain confidential treatment of such Information; provided further, that it shall not be liable for failure to obtain such confidential treatment, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11, or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Issuing Bank and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Issuing Bank and the

Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 12.11. For the purposes of this Section 12.11, “Information” means all information received from the Parent or any of its Subsidiaries relating to the Public Parent, the Parent or any of its Subsidiaries and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any other Loan Party; provided that, in the case of information received from the Borrower or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Parent and its Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind, (a) any information with respect to the United States of America federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the United States of America federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure.

Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America, the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12, and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14    Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Property of the Loan Parties securing the Indebtedness shall also extend to and be available to the Secured Swap Providers with respect to any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (a) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender, or (b) after assignment by a Secured Swap Provider to a Person who is not, at the time of such assignment, a Secured Swap Provider. No Secured Swap Provider shall have any voting or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements, except as expressly provided by Section 12.02(b). The Borrower agrees, upon request by the Administrative Agent, to provide the Administrative Agent with the names of any counterparties to Swap Agreements if necessary to identify such counterparties to the Administrative Agent in connection with the execution of any release of Liens or payoff letter or any other purpose reasonably requested by the Administrative Agent. Each of the Lenders in its or any of its Affiliates’ capacities as a Secured Swap Provider agrees to promptly provide the Administrative Agent with information relating to the Swap Agreement (including without limitation, the Swap Termination Value of any such Swap Agreement as determined by such Secured Swap Provider in good faith), if an Event of Default has occurred and is continuing and the Loan Parties hereby waive any confidentiality obligations applicable to such Secured Swap Provider under or with respect to such Swap Agreement solely in connection with its obligations under this sentence.

Section 12.15    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any other Loan Party, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuing Bank or any Lender for any reason whatsoever. Except as specified in Section 12.14 and Section 12.04, there are no third party beneficiaries, except that each Secured Swap Provider shall be a beneficiary of Section 12.14 and the Security Instruments pursuant to the terms thereof.

Section 12.16    USA Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address and tax identification number of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.

Section 12.17    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.18    No Advisory or Fiduciary Responsibility.

(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Issuing Bank and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Issuing Bank and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Issuing Bank or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Issuing Bank or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Issuing Lender or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Issuing Bank and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)    None of the Administrative Agent, the Issuing Bank or any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Issuing Bank and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

(c)    No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Section 12.19    Amendment and Restatement. It is the intention of the parties hereto that this Agreement amends and restates, supersedes and replaces the Prepetition RBL Credit Agreement in its entirety; provided that (a) to the extent expressly set forth in the Plan of Reorganization and the Confirmation Order such amendment and restatement shall operate to renew, amend, modify, extend and assign all of the rights, duties, liabilities and obligations of the Prepetition RBL Borrower under the Prepetition RBL Credit Agreement and under the Existing Loan Documents, which rights, duties, liabilities and obligations are hereby renewed, amended, modified and extended, and shall not act as a novation thereof, and (b) the Liens securing the Indebtedness under and as defined in the Prepetition RBL Credit Agreement and the rights, duties, liabilities and obligations of the Prepetition Borrower and the Guarantors under the Prepetition RBL Credit Agreement and the Existing Loan Documents to which they are a party shall not be extinguished, in each case, except as contemplated by the Plan of Reorganization and the Confirmation Order, but shall be carried forward and shall secure such obligations and liabilities as amended, renewed, extended and/or restated hereby and constitute Indebtedness hereunder.

Section 12.20    Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Article VIII or Article IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VIII or Article IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VIII or Article IX.

Section 12.21    Performance of Duties. Each of the Loan Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.

Section 12.22    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Agreement, the Pledge Agreement, the Guaranty, the mortgages over Mortgaged Properties, the Control Agreements (as defined in the Security Agreement) or any other agreement referred to in Exhibit E-1 which imposes additional burdens on the Parent or any of its Subsidiaries or further restricts the rights of the Parent or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	AMPLIFY ENERGY OPERATING LLC,
a Delaware limited liability company

	By:	/s/ Robert L. Stillwell, Jr.
	Name:	Robert L. Stillwell
	Title:	Chief Financial Officer

PARENT:	AMPLIFY ACQUISITIONCO INC.,
a Delaware corporation

	By:	/s/ Robert L. Stillwell, Jr.
	Name:	Robert L. Stillwell
	Title:	Chief Financial Officer

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ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and a Lender

	By:	/s/ Bryan McDavid
	Name:	Bryan McDavid
	Title:	Director

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LENDER:	JPMORGAN CHASE BANK, N.A., as a Lender

	By:	/s/ Patricia S. Carpen
	Name:	Patricia S. Carpen
	Title:	Executive Director

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LENDER:	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Kevin M. Behan
	Name:	Kevin M. Behan
	Title:	Managing Director

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LENDER:	CITIBANK, N.A., as a Lender

	By:	/s/ Peter T. Baumann
	Name:	Peter T. Baumann
	Title:	Managing Director

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LENDER:	BARCLAYS BANK PLC, as a Lender

	By:	/s/ Christopher Aitken
	Name:	Christopher Aitken
	Title:	Assistant Vice President

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LENDER:	COMPASS BANK, as a Lender

	By:	/s/ William H. Douning
	Name:	William H. Douning
	Title:	Sr. Vice President

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LENDER:	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

	By:	/s/ Charles D. Mulkeen
	Name:	Charles D. Mulkeen
	Title:	Executive Director

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LENDER:	COMERICA BANK, as a Lender

	By:	/s/ Chad Stephenson
	Name:	Chad Stephenson
	Title:	Vice President

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LENDER:	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

	By:	/s/ Yurley A. Tsyganov
	Name:	Yurley A. Tsyganov
	Title:	Director

	By:	/s/ Kathleen Sweeney
	Name:	Kathleen Sweeney
	Title:	Managing Director

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LENDER:	ING CAPITAL LLC, as a Lender

	By:	/s/ Josh Strong
	Name:	Josh Strong
	Title:	Director

	By:	/s/ Scott Lamoreaux
	Name:	Scott Lamoreaux
	Title:	Director

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LENDER:	NATIXIS, NEW YORK BRANCH, as a Lender

	By:	/s/ Brice Le Foyer
	Name:	Brice Le Foyer
	Title:	Director

	By:	/s/ Vikram Nath
	Name:	Vikram Nath
	Title:	Director

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LENDER:	ROYAL BANK OF CANADA, as a Lender

	By:	/s/ Mark Lumpkin, Jr.
	Name:	Mark Lumpkin, Jr.
	Title:	Authorized Signatory

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LENDER:	U.S. BANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Mike Warren
	Name:	Mike Warren
	Title:	Senior Vice President

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LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Michael Higgins
	Name:	Michael Higgins
	Title:	Senior Director

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LENDER:	UBS AG, STAMFORD BRANCH, as a Lender

	By:	/s/ Houssem Daly
	Name:	Houssem Daly
	Title:	Associate Director – Banking Products Services, US

	By:	/s/ Darlene Arias
	Name:	Darlene Arias
	Title:	Director

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LENDER:	BMO HARRIS BANK, N.A., as a Lender

	By:	/s/ James V. Ducote
	Name:	James V. Ducote
	Title:	Managing Director

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LENDER:	BRANCH BANKING AND TRUST COMPANY, as a Lender

	By:	/s/ James Giordano
	Name:	James Giordano
	Title:	Senior Vice President

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LENDER:	SANTANDER BANK, N.A., as a Lender

	By:	/s/ David O’Driscoll
	Name:	David O’Driscoll
	Title:	Senior Vice President

	By:	/s/ Mark Connelly
	Name:	Mark Connelly
	Title:	Senior Vice President

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LENDER:	CITIZENS BANK, N.A., as a Lender

	By:	/s/ David W. Stack
	Name:	David W. Stack
	Title:	Senior Vice President

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LENDER:	REGIONS BANK, as a Lender

	By:	/s/ J. Patrick Carrigan
	Name:	J. Patrick Carrigan
	Title:	Senior Vice President

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LENDER:	DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

	By:	/s/ Anca Trifan
	Name:	Anca Trifan
	Title:	Managing Director

	By:	/s/ Benjamin Souh
	Name:	Benjamin Souh
	Title:	Vice President

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LENDER:	ASSOCIATED BANK, N.A., as a Lender

	By:	/s/ Alison K. Tregilgas
	Name:	Alison K. Tregilgas
	Title:	Senior Vice President

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LENDER:	CADENCE BANK, N.A., as a Lender

	By:	/s/ Anthony Blanco
	Name:	Anthony Blanco
	Title:	Vice President

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LENDER:	ZB, N.A. DBA AMEGY BANK, as a Lender

	By:	/s/ Sam Trail
	Name:	Sam Trail
	Title:	Senior Vice President

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LENDER:	SUNTRUST BANK, as a Lender

	By:	/s/ William S. Krueger
	Name:	William S. Krueger
	Title:	First Vice President

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LENDER:	GOLDMAN SACHS BANK USA, as a Lender

	By:	/s/ Josh Rosenthal
	Name:	Josh Rosenthal
	Title:	Authorized Signatory

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LENDER:	CARGILL, INCORPORATED, as a Lender

	By:	/s/ Tyler R. Smith
	Name:	Tyler R. Smith
	Title:	Authorized Signer

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Annex I

LIST OF MAXIMUM CREDIT AMOUNTS AND ELECTED COMMITMENTS

as of the Effective Date

Name of Lender	Applicable Percentage	Maximum Credit Amount	Elected Commitment
Wells Fargo Bank, National Association	11.111111115242%	$111,111,111.10	$54,444,444.46
JPMorgan Chase Bank, N.A.	6.944444441285%	$69,444,444.41	$34,027,777.76
Bank of America, N.A.	6.944444441285%	$69,444,444.41	$34,027,777.76
Citibank, N.A.	6.944444441285%	$69,444,444.41	$34,027,777.76
Barclays Bank PLC	4.166666667396%	$41,666,666.67	$20,416,666.67
Compass Bank	4.166666667396%	$41,666,666.67	$20,416,666.67
Canadian Imperial Bank of Commerce, New York Branch	4.166666667396%	$41,666,666.67	$20,416,666.67
Comerica Bank	4.166666667396%	$41,666,666.67	$20,416,666.67
Credit Agricole Corporate and Investment Bank	4.166666667396%	$41,666,666.67	$20,416,666.67
ING Capital LLC	4.166666667396%	$41,666,666.67	$20,416,666.67
Natixis, New York Branch	4.166666667396%	$41,666,666.67	$20,416,666.67
Royal Bank of Canada	4.166666667396%	$41,666,666.67	$20,416,666.67
U.S. Bank National Association	4.166666667396%	$41,666,666.67	$20,416,666.67
Capital One, National Association	3.472222222830%	$34,722,222.23	$17,013,888.89
UBS AG, Stamford Branch	3.472222222830%	$34,722,222.23	$17,013,888.89
BMO Harris Bank, N.A.	2.569444444019%	$25,694,444.44	$12,590,277.78
Branch Banking and Trust Company	2.569444444019%	$25,694,444.44	$12,590,277.78
Santander Bank, N.A.	2.569444444019%	$25,694,444.44	$12,590,277.78
Citizens Bank, N.A.	2.569444444019%	$25,694,444.44	$12,590,277.78
Regions Bank	2.346402390007%	$23,464,023.90	$11,497,371.71
Deutsche Bank AG New York Branch	2.098042053465%	$20,980,420.53	$10,280,406.06
Associated Bank, N.A	1.874999999453%	$18,749,999.99	$9,187,500.00
Cadence Bank, N.A.	1.874999999453%	$18,749,999.99	$9,187,500.00
ZB, N.A. dba Amegy Bank	1.874999999453%	$18,749,999.99	$9,187,500.00
SunTrust Bank	1.874999999453%	$18,749,999.99	$9,187,500.00
Goldman Sachs Bank USA	1.041666669036%	$10,416,666.69	$5,104,166.68
Cargill, Incorporated	0.347222222283%	$3,472,222.22	$1,701,388.89

TOTAL	100.00000000%	$1,000,000,000.00	$490,000,000.00

Annex I

ANNEX II

EXISTING LETTERS OF CREDIT

Beneficiary Name	LC #	Description	Maturity	Amount
Exxon Mobil Corporation	IS0202687U	Bairoil CO2 contract	03/01/18	2,100,000.00
Automotive Rentals, Inc.	IS0449324U	ARI fleet management	09/08/17	275,000.00

Annex II